Exhibit 4.71

SHARE SUBSCRIPTION AGREEMENT BY AND AMONG Coolpad E-commerce Inc. Coolpad Group Limited AND TECH TIME DEVELOPMENT LIMITED December 16, 2014

TABLE OF CONTENTS

Page

Article I Purchase Transactions	1
1.1 Subscription of Company Shares	1
1.2 Closing	1
1.3 Withholding	2
Article II Representations and Warranties Regarding the PARENT GROUP COMPANIES	2
2.1 Organization and Corporate Power	2
2.2 Share Capital and Related Matters	3
2.3 Indebtedness	4
2.4 No Breach; Authorization; Execution & Enforceability	4
2.5 Financial Statements	5
2.6 Absence of Undisclosed Liabilities	5
2.7 Products and Services Warranty	5
2.8 No Material Adverse Effect	5
2.9 Absence of Certain Developments	6
2.10 Assets	9
2.11 Real Property	9
2.12 Tax Matters	10
2.13 Contracts and Commitments	12
2.14 Intellectual Property Rights and IT Infrastructure	14
2.15 Government Licenses and Permits	16
2.16 Litigation, etc	16
2.17 Brokerage	16
2.18 Insurance	17
2.19 Employees	17
2.20 Employee Benefits Matters	18
2.21 Compliance with Laws	18
2.22 Affiliate Transactions	20
2.23 Suppliers and Customers	20
2.24 Officers and Directors; Bank Accounts	21
2.25 Product and Media Liability	21
2.26 Privacy and Security	21
2.27 Disclosure	22
2.28 Maintenance of Relationship	22
Article III Representations and Warranties Regarding the Purchaser	22
3.1 Organization; Power and Authority	22
3.2 Authorization; No Breach	22
3.3 Litigation	22
3.4 Brokerage	23
Article IV Survival; Indemnification	23
4.1 Survival of Representations and Warranties	23
4.2 Indemnification	23
4.3 Remedies	27

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TABLE OF CONTENTS (Continued)

Article V Pre-Closing Covenants and Agreements	28
5.1 Conduct of Business	28
5.2 Further Assurances	30
5.3 Notices and Consents	30
5.4 Delivery of Monthly Financial Statements	31
5.5 Access	31
5.6 Notification of Certain Matters	31
5.7 Exclusivity	31
Article VI Closing Conditions	32
6.1 Conditions Precedent to Each Party’s Obligations	32
6.2 Additional Conditions Precedent to Obligations of the Purchaser	32
6.3 Additional Conditions Precedent to Obligations of the Company	34
Article VII Termination	34
7.1 Terminations	34
7.2 Effect of Termination	35
Article VIII Additional Agreements	35
8.1 Press Releases and Announcements	35
8.2 Further Actions	35
8.3 Maintenance of Relationships	35
8.4 Confidentiality	35
8.5 Expenses	36
8.6 Waivers of Breaches	36
8.7 Restructuring and IP Licenses.	36
Article IX Definitions; Cross-References to Other Defined Terms	37
9.1 Definitions	37
9.2 Cross-References	43
Article X Miscellaneous	45
10.1 Arbitration	45
10.2 Consent to Amendments	45
10.3 Successors and Assigns	45
10.4 Counterparts	45
10.5 Descriptive Headings; Interpretation	45
10.6 Governing law	46
10.7 Notices	46
10.8 No Strict Construction	47
10.9 Entire Agreement	47
10.10 Severability	47
10.11 No Third-Party Beneficiaries	47
10.12 Schedules	47

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INDEX OF EXHIBITS

Exhibit A Capitalization Table

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SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of December 16, 2014, by and among TECH TIME DEVELOPMENT LIMITED, a limited liability company incorporated in the British Virgin Islands (the “Purchaser”), COOLPAD E-COMMERCE INC., an exempted company incorporated in the Cayman Islands (the “Company”), and COOLPAD GROUP LIMITED, an exempted company incorporated in the Cayman Islands (the “Parent”). The Purchaser, the Company and the Parent are referred to herein collectively as the “Parties” and individually as a “Party.” Capitalized terms used herein, but not defined herein, are defined in Article IX below.

WHEREAS, the authorized share capital of the Company consist of, immediately prior to the Closing, 5,000,000 ordinary shares with a par value of US$0.01 each (the “Company Shares”), of which 1,100 are issued and outstanding;

WHEREAS, the Parent directly owns all of the issued and outstanding Company Shares;

WHEREAS, the Parent Group Companies are conducting the Restructuring, which will be completed before the Closing and as a result of which the Company and its Subsidiaries will own and operate the business in connection with (a) all and any Internet terminal products under the brand of“大神” (Dazen) and other Internet terminal products (including but not limited to mobile devices, intelligent hardware and accessories) developed by the Parent Group Companies that are distributed through Internet as the primary channel, but excluding the “Coolpad” series of products developed for mobile network operators, the “IVVI” series of products developed for the open market; and (b) the research, development, operating and provision of services for the key components and/or applications of the Internet terminal products described in (a) (collectively, the “Internet Terminal and Related Business”);

WHEREAS, upon the terms and subject to the conditions set forth herein, the Purchaser desires to purchase and subscribe from the Company, and the Company desires to issue and sell to the Purchaser, 900 Company Shares, representing 45% of all the issued and outstanding Company Shares immediately after the Closing (the “Acquired Shares”);

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants which are to be made and performed by the respective Parties, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereto, intending to be legally bound, hereby agrees as follows:

Article I

Purchase Transactions

1.1  Subscription of Company Shares. On the basis of the representations, warranties, covenants and other agreements contained herein and in the other Transaction Documents, and subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall purchase and subscribe from the Company, and the Company shall sell, allot and issue to the Purchaser, free and clear of all Encumbrances, all of the Acquired Shares for an aggregate consideration of US$409,050,000 (the “Subscription Price”).

1.2  Closing.

1.2.1        The closing of the subscription of the Acquired Shares contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis, 26/F Gloucester Tower, The Landmark, 15 Queen’s Road Central, Central, Hong Kong, at 10:00 a.m., Hong Kong time, on the date that is seven Business Days after all of the conditions to the Closing set forth in Article VI (other than those to be satisfied at the Closing) are satisfied or waived in accordance with the terms herein, or at such other time or place as is mutually agreeable to the Parties. The date and time of the Closing are referred to herein as the “Closing Date.”

1.2.2        At the Closing, the Purchaser shall pay to the Company the Subscription Price by wire transfer of immediately available funds in U.S. dollars or, at the option of the Purchaser, in RMB based on the Applicable Exchange Rate, to a bank account designated by the Company no later than three Business Day before the Closing Date.

1.2.3        At the Closing, the Company will make entries in its register of members to record and give effect to the issue and allotment of the Acquired Shares, credited as fully paid, to the Purchaser, and will deliver to the Purchaser (i) a certified copy of the register of members of the Company (certified as true and correct by the registered office provider or share registrar of the Company) evidencing the Acquired Shares as having been registered in the name of the Purchaser, (ii) free and clear of Encumbrances, one or more certificates representing the Acquired Shares, and (iii) a receipt for payment of the Subscription Price.

1.3  Withholding. Notwithstanding any other provision in this Agreement, the Purchaser (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement an amount or amounts equal to any Taxes required to be deducted and withheld with respect to the making of such payments under any applicable provision of law. To the extent that amounts are so withheld and deducted pursuant to this Section 1.3, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by such Person in respect of which such deduction and withholding was made.

Article II

Representations and Warranties Regarding the PARENT GROUP COMPANIES

As a material inducement to the Purchaser to enter into this Agreement and to subscribe the Acquired Shares in accordance with the terms hereof, except as set forth in the disclosure schedule delivered by the Parent and the Company to the Purchaser on the date hereof (the “Company Disclosure Schedule”), each of the Parent and the Company hereby jointly and severally represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follow that:

2.1  Organization and Corporate Power.

2.1.1        Section 2.1.1 of the Company Disclosure Schedule contains (i) a complete and accurate list of each Person in which any Group Company owns or holds the right to acquire any Share Capital, and (ii) a complete and accurate list for each Group Company of its name, its jurisdiction of incorporation or organization, other jurisdictions in which it is authorized to do business and its capitalization (including the identity of each shareholder or equity holder and the number of shares or other equity interests held by each such shareholder or equity holder).

2.1.2        Each of the Parent and the Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Each of the Group Companies is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation set forth on Section 2.1.1 of the Company Disclosure Schedule. Each of the Parent and the Group Companies has full corporate power and authority to conduct its businesses as it is now being conducted, to own or use its properties and assets that each purports to own or use and to perform its obligations under the contracts to which each is a party. Each of the Parent and the Group Companies is duly qualified to do business as an organization, and is in good standing, under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

2.1.3        The Parent (or the Company on its behalf) has delivered to the Purchaser correct and complete copies of the certificates of incorporation, the memorandum and articles of association (or analogous governing documents), business licenses, certificates of approval (as applicable) of each Group Company, which documents reflect all amendments made thereto at any time before the date hereof. Such documents are in full force and effect and will remain in full force and effect following the transactions contemplated by this Agreement, except as amended by the Restated Articles. Correct and complete copies of the minute books containing the records of meetings of the shareholders and boards of directors (or analogous parties), the share certificate books and the share record books (or equivalent documents) of each Group Company have been furnished to the Purchaser. No Group Company is in default under or in violation of any provision of its memorandum or articles of association (or analogous governing documents).

2.2  Share Capital and Related Matters.

2.2.1        Section 2.2.1 of the Company Disclosure Schedule sets forth the authorized Share Capital of each Group Company, the name of each Person holding any such Share Capital (including any options, warrants or other rights to purchase any equity securities or Share Capital) and any securities convertible or exchangeable into any equity securities or Share Capital of any Group Company and the amount and type of such securities held by such Persons as of the date hereof and as of the Closing Date. The capitalization tables included in Exhibit A hereof set forth the issued and outstanding Share Capital of the Company and the number of shares held by and the shareholding percentage of each shareholder of the Company immediately before and after the Closing. The Parent is the record owner and beneficial owner of 1,100 Company Shares, representing 100% of the issued and outstanding Share Capital of the Company as of the date hereof. The Acquired Shares, when issued in accordance with terms of this Agreement, will be duly authorized and validly issued, fully paid and non-assessable, free of any Encumbrance and not subject to any restrictions on transfer other than restrictions on transfer under the memorandum and articles of association of the Company, the Shareholders Agreement and any applicable securities or corporate laws. No Group Company has outstanding any shares or securities convertible or exchangeable for any Share Capital or other ownership interest or containing any profit participation features, nor does any Group Company have outstanding any rights or options to subscribe for or to purchase its Share Capital or other ownership interest or any shares or securities convertible into or exchangeable for its Share Capital or other ownership interest or any share appreciation rights or phantom share plans. No Group Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Share Capital or other ownership interest or any warrants, options or other rights to acquire its Share Capital. Except for the issued and outstanding Company Shares the Parent owns as of the date hereof, the Parent does not own or have direct or indirect interest in any other Share Capital of any Group Company or is a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the acquisition or disposition of any Share Capital of any Group Company (other than this Agreement). The Parent is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Share Capital of any Group Company.

2.2.2        There are no statutory or contractual preemptive rights, rights of first refusal or similar rights or restrictions with respect to the issuance of any Acquired Shares hereunder. The Company has not violated any applicable securities or other laws in connection with the offer, sale or issuance of any of its Share Capital, and the offer and issuance of the Acquired Shares hereunder does not require any registration or any other filing under any applicable securities or other laws. Other than the Shareholders Agreement, there are no agreements between the shareholders of the Company with respect to the voting or transfer of the Company’s Share Capital or with respect to any other aspect of the Company’s affairs.

2.2.3        Neither any Parent Group Company nor any Affiliate, representative, officer, employee, director or agent of any Parent Group Company is a party to or is bound by any agreement (other than this Agreement) with respect to any Acquisition Proposal.

2.2.4        No Person who holds any Share Capital (including options, warrants, convertible securities or otherwise) in the Parent has or shall have the right, and neither the Purchaser, any Group Company, nor the Parent has or shall have the obligation, to convert or otherwise transfer such Share Capital in the Parent into Share Capital of any Group Company or Affiliates (including, after the Closing, the Purchaser) as a result of the transactions contemplated by this Agreement.

2.2.5        All Share Capital (whether registered or otherwise) of each Group Company has been fully paid in accordance with the terms of the applicable investment documents, the articles of association (or equivalent documents) of each such Group Company and applicable law (including, if applicable, PRC law), as evidenced by true and complete copies of capital verification reports or other equivalent documents certifying to such effect issued by a certified accountant and by the accounting firm employing such accountant.

2.3  Indebtedness. No Group Company has any Indebtedness.

2.4  No Breach; Authorization; Execution & Enforceability.

2.4.1        The execution and delivery by each of the Parent and the Company of this Agreement and any other Transaction Documents to which it is a party, and its fulfillment of and compliance with the respective terms thereof do not and will not, (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in the creation of any Lien upon its assets or Encumbrance upon its Share Capital (including, with respect to the Company, any of the Company Shares) pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any permit, authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency (except for filings and clearance with the HKSE in connection with the announcement and the shareholder circular of the Parent regarding the transactions contemplated hereby, if required) pursuant to, (a) any law, statute, rule or regulation to which such party is subject, (b) the constitutional documents of such party, or (c) any instrument, contract, lease, license, order, judgment, decree or other agreement to which such party is subject.

2.4.2        Each of the Parent and the Group Companies possesses full power, legal capacity and authority to execute and deliver each Transaction Document to which it is a party and any and all instruments necessary or appropriate in order to fully effectuate the terms and conditions of each such Transaction Document and to perform and consummate the transactions contemplated hereby and thereby.

2.4.3        Each of the Parent and the Group Companies’ execution, delivery and performance of each Transaction Document to which it is a party has been duly and validly authorized by all necessary action on the part of such party and such party’s stockholders. Each Transaction Document to which the Parent or a Group Company is a party has been duly and validly executed and delivered by such party and constitutes, or upon its execution and delivery will constitute, a valid and legally binding obligation of such party, enforceable against such party in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.5  Financial Statements. The Parent has delivered to the Purchaser the audited balance sheets and related statements of income and cash flows of the Parent for the fiscal years ended December 31, 2012 and 2013 (including in each case the notes thereto and the accompanied auditors report, the “Audited Financial Statements”), and (ii) the management accounts with respect to the financial performance of the Parent Group Companies for the nine months ended September 30, 2014 (the “Management Accounts”, and together with the Audited Financial Statements, collectively, the “Financial Statements”). Each of the Audited Financial Statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of the Parent Group Companies (which, in turn, are accurate and complete in all material respects), has been prepared in accordance with HKFRs consistently applied throughout the periods covered thereby and presents fairly the financial condition, results of operations, shareholders’ equity and cash flows of the Parent Group Companies, as of the dates and for the periods referred to therein in accordance with HKFRs. The Management Accounts have been prepared in accordance with HKFRs, applied on a consistent basis, and shows a true and fair view of the state of affairs, assets and liabilities, financial position and profit or loss of the Parent Group Companies as of the dates shown and for the periods covered thereby and are not affected by any unusual or non-recurring items not covered therein. Each Parent Group Company maintains and, for all periods covered by the Financial Statements, has maintained (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of such Parent Group Company and (ii) a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with HKFRs.

2.6  Absence of Undisclosed Liabilities. Each Group Company has no obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof (including any oral agreements), other than liabilities set forth in the Financial Statements.

2.7  Products and Services Warranty. All products and services licensed, sold or delivered by the Group Companies, or by the Retained Parent Group Companies in connection with the Internet Terminal and Related Business, have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and no Parent Group Company has any liability (or has received written notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any such liability) for replacement thereof or other damages in connection therewith. No products licensed, sold or delivered and no services rendered by any Group Company, or by the Retained Parent Group Companies in connection with the Internet Terminal and Related Business, are subject to any guarantee, warranty or other indemnity beyond the applicable industry standard terms and conditions of such sale or service.

2.8  No Material Adverse Effect.

Since the Latest Balance Sheet Date, there has occurred no fact, event or circumstance which has had, or could reasonably be expected to have, a Material Adverse Effect, and each of the Group Companies has conducted its business only in the Ordinary Course.

2.9  Absence of Certain Developments.

2.9.1        Except as expressly contemplated by this Agreement and the Restructuring Contracts, since the Latest Balance Sheet Date, no Group Company has:

(a)                issued or otherwise sold any notes, bonds or other debt securities or any Share Capital or other equity securities or any securities convertible, exchangeable or exercisable into any Share Capital or other equity securities;

(b)               borrowed any amount or incurred or become subject to any Indebtedness or other liabilities, except current liabilities incurred in the Ordinary Course and liabilities under contracts entered into in the Ordinary Course;

(c)                discharged or satisfied any Lien or paid any obligation or liability, other than current liabilities paid in the Ordinary Course;

(d)               declared, set aside or made any dividend, payment or distribution of Cash or other property to any of the holders of its Share Capital with respect to such share or purchased, redeemed or otherwise acquired, directly or indirectly, any Share Capital or any outstanding rights or securities exercisable or exchangeable for or convertible into its Share Capital or other equity securities (including, without limitation, any warrants, options or other rights to acquire its Share Capital);

(e)                mortgaged or pledged any of its properties or assets or subjected them to any Encumbrances;

(f)                sold, assigned, leased, licensed or transferred any of its tangible assets, except the sale of inventory in the Ordinary Course, or canceled any debts or claims;

(g)                sold, assigned, leased, licensed, transferred or otherwise encumbered any Intellectual Property Rights or other intangible assets, or disclosed any material proprietary confidential information to any Person, or abandoned or permitted to lapse any Intellectual Property Rights or other intangible asset;

(h)               suffered any extraordinary losses or waived any rights of material value, whether or not in the Ordinary Course;

(i)                 delayed or postponed the payment, or modified the payment terms, of any accounts or commissions payable or any other liability or obligations or agreed or negotiated with any party to extend the payment date of any accounts or commissions payable or accelerated the collection of any notes, accounts or commissions receivable;

(j)                 made capital expenditures in an amount materially less than the budgeted amount of capital expenditures for such period or made capital expenditures or commitments for capital expenditures that aggregate in excess of US$1,000,000;

(k)               made any charitable contributions or pledges;

(l)                 suffered any damage, destruction or loss or waived any rights of material value, whether or not in the Ordinary Course, exceeding in the aggregate US$200,000 (whether or not covered by insurance);

(m)             made any loans or advances to, Investment in, or guarantees for the benefit of, any Person or taken steps to incorporate any Subsidiary;

(n)               made any change in any method of accounting or accounting policies, other than those required by US GAAP or PRC GAAP and disclosed in writing to the Purchaser;

(o)               entered into any employment or consulting contract (written or oral) or changed the employment terms for any employee or agent or made or granted any bonus (including any one-time bonus) or any wage, salary or compensation increase to any director, officer or senior manager, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan, incentive arrangement or other benefit covering any of the employees of any Parent Group Company or adopted any new employee benefit plan, incentive arrangement or other benefit covering any of the employees of any Parent Group Company;

(p)               entered into any contract, agreement or arrangement (i) outside of the Ordinary Course or (ii) prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business (including, without limitation, any contract, agreement or arrangement containing any exclusivity, noncompetition, most favored pricing or bartering terms to which any Parent Group Company is subject);

(q)               amended its memorandum and articles of association or other organizational documents;

(r)                 made or changed any Tax election, changed any annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any agreement with any taxing authority, settled any Tax claim or assessment relating to any Group Company, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Group Company, or took any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any Group Company for any period ending after the Closing Date or decreasing any Tax attribute of any Group Company existing on the Closing Date;

(s)                (i) entered into any transaction other than the transactions contemplated under the Transaction Documents or in the Ordinary Course, (ii) entered into any other material transactions, whether or not in the Ordinary Course, or (iii) materially changed any business practice;

(t)                 suffered any adverse change in its business, customers or customer relations, suppliers or supplier relations;

(u)               organized any new Subsidiary or branch, or acquired any Share Capital, shares or equity interests in the business, of any other company

(v)               adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, or other reorganization; or

(w)              agreed, resolved or otherwise committed, whether orally or in writing, to do any of the foregoing.

2.9.2        Except as expressly contemplated by this Agreement, since the Latest Balance Sheet Date, in connection with the Internet Terminal and Related Business, no Retained Parent Group Company has:

(a)                mortgaged or pledged any of its properties or assets or subjected them to any Encumbrances;

(b)               sold, assigned, leased, licensed or transferred any of its tangible assets, except in the Ordinary Course, or canceled any debts or claims exceeding US$1,000,000;

(c)                sold, assigned, leased, licensed, transferred or otherwise encumbered any Intellectual Property Rights or other intangible assets, or disclosed any material proprietary confidential information to any Person, or abandoned or permitted to lapse any Intellectual Property Rights or other intangible asset;

(d)               made any charitable contributions or pledges;

(e)                made any loans or lending to, Investment in, or guarantees for the benefit of, any Person or taken steps to incorporate any Subsidiary;

(f)                made or changed any Tax election, changed any annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any agreement with any taxing authority, settled any Tax claim or assessment relating to any Retained Parent Group Company, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Retained Parent Group Company, or took any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any Retained Parent Group Company for any period ending after the Closing Date or decreasing any Tax attribute of any Retained Parent Group Company existing on the Closing Date;

(g)                (i) entered into any transaction other than the transactions contemplated under the Transaction Documents or in the Ordinary Course, (ii) entered into any other material transactions, whether or not in the Ordinary Course, or (iii) materially changed any business practice;

(h)               suffered any material adverse change in its business, customers or customer relations, suppliers or supplier relations;

(i)                 organized any new Subsidiary or branch, or acquired any Share Capital, shares or equity interests in the business, of any other company;

(j)                 adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, or other reorganization; or

(k)               agreed, resolved or otherwise committed, whether orally or in writing, to do any of the foregoing.

2.10             Assets.

2.10.1    Each Group Company has good and marketable title to the Acquired Assets and has good and marketable title, or a valid leasehold interest in, or a valid license to use, all other properties and assets, tangible or intangible, used by any Group Company (such other properties and assets and the Acquired Assets, collectively, the “Transferred Assets”), in each case free and clear of all Encumbrances.

2.10.2    All of the equipment and other tangible assets (whether owned or leased) of any Group Company are in good condition and are fit for use in the Ordinary Course. As of the Closing, each Group Company shall own, or have a valid leasehold interest in, or a valid license to use, all the assets and rights necessary for the conduct of the Company’s and each Group Company’s respective businesses as presently conducted. All items included in the inventories on hand of the Group Companies including those that have been transferred to the Group Companies under the Restructuring (collectively, the “Inventories”) consist of a quality and quantity saleable in the Ordinary Course of the Parent Group Companies in connection with the Internet Terminal and Related Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements. Inventories now on hands that were purchased after the Latest Balance Sheet Date were purchased in the Ordinary Course at a cost not exceeding market prices prevailing at the time of purchase. The Transferred Assets constitute all of the assets owned or used by the Group Companies in their respective businesses and will enable the Group Companies to continue to operate their respective businesses after the Closing in the same manner as operated by the Parent Group Companies in connection with the Internet Terminal and Related Business prior to the Restructuring.

2.11             Real Property.

2.11.1    Leased Properties. Section 2.11.1 of the Company Disclosure Schedule sets forth a list of all of the leases, licenses and subleases of real property to which any Group Company is a party to or bound by (each a “Lease” and, collectively, the “Leases”) and each leased, licensed and subleased parcel of real property in which any Group Company has a leasehold or subleasehold interest (the “Leased Real Property”). Each Group Company holds a valid and existing leasehold or subleasehold interest under each of the Leases. With respect to each Lease listed on Section 2.11.1 of the Company Disclosure Schedule: (a) there are no disputes, oral agreements or forbearance programs in effect as to such Lease and no Group Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in such Lease; (b) the Lease is legal, valid, binding, enforceable and in full force and effect and will continue to be so on substantially identical terms immediately following the Closing; (c) neither any Group Company nor any other party to any Lease is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration under the Lease or sublease; (d) such Lease has not been amended or modified in any respect; (e) neither any Group Company nor the Parent has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold, license agreement or subleasehold; (f) all buildings, improvements and other property leased, licensed or subleased thereunder are supplied with utilities and other services necessary for the operation thereof (including gas, electricity, water, telephone, sanitary and storm sewer, and access to public roads); (g) if required by applicable law or regulation, all of Leases required to be set forth on Section 2.11.1 of the Company Disclosure Schedule have been registered with the competent lease registration authority in the jurisdiction in which such Leases are entered into in accordance with applicable laws and regulations and (h) the transactions contemplated by this Agreement will not require the consent of any landlord, licensor or sublandlord or the Parent will provide such consent prior to the Closing.

2.11.2    Real Property Disclosure. No Group Company owns any real property, and the Leased Real Property represents all of the real property necessary to operate the business of the Group Companies as presently conducted and as presently proposed to be conducted, in each case in the Ordinary Course.

2.11.3    Current Use. There is no known violation of any covenant, condition, restriction, easement, agreement or order of any governmental authority having jurisdiction over any Leased Real Property that affects such real property or the use or occupancy thereof. No damage or destruction has occurred with respect to any of the Leased Real Property that, individually or in the aggregate, has had or resulted in, or will have or result in, a significant adverse effect on the operation of the business of any Group Company. No current use by any Group Company of any Leased Real Property is dependent on a nonconforming use or other approval from a governmental authority, the absence of which would limit the use of any of the properties or assets in the operation of any Group Company’s business.

2.11.4    Condition and Operation of Improvements. All buildings and all components of all buildings, structures and other improvements included within the Leased Real Property (the “Improvements”) are in good condition and repair and are adequate to operate such facilities as currently used. All utilities and other similar systems serving the Leased Real Property are installed and operating and are sufficient to enable the Leased Real Property to continue to be used and operated in the manner currently being used and operated.

2.12             Tax Matters.

2.12.1    Each Group Company has, and in connection with the Internet Terminal and Related Business, each Retained Group Company has, filed or caused to be filed on a timely basis all Tax Returns required to be filed by or with respect to such Parent Group Company (in the case of any Retained Parent Group Company, only to the extent related to the Internet Terminal and Related Business, and all such Tax Returns have been prepared in compliance with all applicable laws and regulations and are true and accurate in all respects. No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate Tax authority or in such Tax Return, as may be required by law. All records relating to such Tax Returns or to the preparation thereof required by applicable laws to be maintained by each Parent Group Company have been duly maintained. All Taxes due and payable by any Parent Group Company (in the case of any Retained Parent Group Company, only to the extent related to the Internet Terminal and Related Business) have been timely paid in full (whether or not such Taxes are shown or required to be shown on a Tax Return) and each Parent Group Company has duly and timely withheld and fully paid over to the appropriate taxing authority all Taxes which it was required to withhold in connection with any amounts paid or owed to any employee, independent contractor, shareholder, creditor or other third party (in the case of any Retained Parent Group Company, only to the extent related to the Internet Terminal and Related Business). No Group Company, and to the extent related to the Internet Terminal and Related Business, no Retained Parent Group Company, is currently the beneficiary of any extension of time within which to file any Tax Return. In connection with the Internet Terminal and Related Business, no claim has ever been made by an authority in a jurisdiction where any Parent Group Company does not file Tax Returns that any Parent Group Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) in connection with the Internet Terminal and Related Business upon any of the assets of any Parent Group Company.

2.12.2    No PRC (including any subdivision, municipality, province or locality of the PRC), U.S. federal, state, local, or other non-U.S. Tax audits or administrative or judicial Tax Proceedings are pending or being conducted with respect to any Group Company, or, in connection with the Internet Terminal and Related Business, any Retained Parent Group Company. No Parent Group Company has received from any PRC (including any subdivision, municipality, province or locality of the PRC), U.S. federal, state, local, or non-U.S. taxation authority (including jurisdictions where the Parent Group Companies have not filed Tax Returns in connection with the Internet Terminal and Related Business) any (i) written notice indicating an intent to open an audit or other review or Proceeding, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing authority against any Parent Group Company in connection with the Internet Terminal and Related Business.

2.12.3    No Group Company, and in connection with the Internet Terminal and Related Business, no Retained Parent Group Company, has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

2.12.4    No Group Company is a party to or bound by any Tax allocation or sharing agreement. No Group Company (i) has been a member of an Affiliated Group filing a consolidated Tax Return, or (ii) has any liability for the Taxes of any Person (other than any Group Company) as a result of any Group Company being part of or owned by, or ceasing to be party of or owned by, any affiliated, combined, consolidated, unitary or other similar group prior to the Closing, as a transferee or successor, by contract or otherwise.

2.12.5    The unpaid Taxes of any Group Company (i) did not, as of the Latest Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Financial Statements, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such Company in filing its Tax Returns. Since the Latest Balance Sheet Date, no Group Company has, and in connection with the Internet Terminal and Related Business, no Retained Parent Group Company has, incurred any liability for Taxes arising from any transactions outside of the Ordinary Course.

2.12.6    No Group Company, and in connection with the Internet Terminal and Related Business, no Retained Parent Group Company, will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) agreement with any taxing authority executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

2.12.7    No Group Company, and in connection with the Internet Terminal and Related Business, no Retained Parent Group Company, is resident for Tax purposes or has a branch, permanent establishment, agency of other taxable presence in any jurisdiction other than its jurisdiction of organization.

2.12.8    The prices and terms for the provision of any property or services undertaken by the Group Companies, or by the Retained Parent Group Company in connection with the Internet Terminal and Related Business, are arm’s length for purposes of the relevant transfer pricing laws, and all related material documentation required by such laws has been timely prepared or obtained and, if necessary, retained.

2.12.9    Each Group Company, and in connection with the Internet Terminal and Related Business, each Retained Parent Group Company, has complied with all statutory provisions, rules, regulations, orders and directions in respect of any value added or similar Tax on consumption, has promptly submitted accurate returns, maintains full and accurate records, and has never been subject to any interest, forfeiture, surcharge or penalty and is not a member of a group or consolidation with any other company for the purposes of value added Taxation.

2.12.10 No Group Company, and in connection with the Internet Terminal and Related Business, no Retained Parent Group Company, has granted any power of attorney with respect to any matters related to Taxes that is currently in force.

2.12.11 Section 2.12.11 of the Company Disclosure Schedule contains details of any concession, agreements (including agreements for the deferred payment of any Tax liability) or other formal or informal arrangement with any taxation authority relating to the Group Companies and, in connection with the Internet Terminal and Related Business, the Retained Parent Group Companies.

2.12.12 All Tax credits (including without limitation Tax refunds and rebates) and Tax holidays enjoyed by any Parent Group Companies in connection with the Internet Terminal and Related Business established under the laws of the PRC under applicable laws since its establishment have been in compliance with all applicable laws and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable laws published by relevant Government Entity. Neither the Parent nor any Parent Group Company has received any notice in relation to or is aware of any event that may result in repeal, cancellation, revocation, or return of any such Tax credits or Tax holidays.

2.12.13 No Group Company, and in connection with the Internet Terminal and Related Business, no Retained Parent Group Company, has been a party to or otherwise knowingly involved in any transaction or series of transactions which, or any part of which, is intended to avoid, or unlawfully reduce or delay any Tax, including but not limited to using or presenting any invalid, untrue or false invoices or receipts to claim for deduction of business expenses for Tax purposes.

2.13             Contracts and Commitments.

2.13.1    Except as expressly contemplated by this Agreement, no Group Company, and in connection with the Internet Terminal and Related Business no Retained Parent Group Company, is a party to or bound by any of the following written or oral Contracts (the “Material Contracts”) other than the Material Contracts listed in Section 2.13.1 of the Company Disclosure Schedule and the Restructuring Contracts:

(a)                any Contract involving payment obligations (contingent or otherwise) in excess of, US$10 million individually or in the aggregate per annum;

(b)               any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Share Capital;

(c)                any Contract requiring the consent of any party thereto upon a change in control of any Parent Group Company, containing any provision which could result in a modification of any rights or obligations of any party thereunder upon a change in control of any Parent Group Company or which would provide any party any remedy (including rescission or liquidated damages) in the event of a change in control of any Parent Group Company;

(d)               any Contract involving any provisions providing exclusivity, “most favored nations”, rights of first refusal or first negotiation or similar rights;

(e)                any Contract involving the lease, license, sale, use, disposition or acquisition of a material amount of assets or of a material business;

(f)                any Contract involving the waiver, compromise, or settlement of any material Legal Proceeding;

(g)                any Contract involving the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for personal property leases involving payments of less than US$1 million per annum),

(h)               any employment Contract (other than employment Contracts for at-will employment relationships that by their terms do not require such Parent Group Company to make any severance payments except as required by PRC law); in each case that provides for the payment of any cash or other compensation in excess of US$1 million annually;

(i)                 any Contract under which such Parent Group Company is obligated or will become obligated to make any severance payment or bonus compensation payment by reason of this Agreement or the consummation of the transactions contemplated hereunder;

(j)                 any Contract by such Parent Group Company relating to such Parent Group Company’s purchase, sale or lease of supplies, goods or products or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year and which provides for annual payments to or by such Parent Group Company that exceed US$1 million annually;

(k)               any Contract under which such Parent Group Company has advanced or loaned monies to any other Person or otherwise agreed to advance, loan or invest any funds involving an amount in excess of US$1 million individually or US$1 million in the aggregate;

(l)                 any Contract for Indebtedness involving an amount in excess of US$1 million individually or in the aggregate or the mortgaging, pledging or otherwise placing of a Lien on any asset or group of assets of such Parent Group Company or any material letter of credit arrangements;

(m)             any Contract for the license of any Intellectual Property Rights of such Parent Group Company which provides for annual payments to or by such Group Company that exceed US$1 million annually;

(n)               any Contract pursuant to which such Parent Group Company has granted a power of attorney, agency or similar authority to a third party;

(o)               any Contract prohibiting such Group Company from freely engaging in any business or competing anywhere in the world;

(p)               any Contract involving the establishment, contribution to, or operation of a partnership, joint venture, franchise or involving a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person;

(q)               any Contract with a Government Entity or state owned enterprise;

(r)                 Contract involving any Affiliate Transactions; or

(s)                Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of its Share Capital, partnership interests or membership interests;

2.13.2    Section 2.13.1 of the Company Disclosure Schedule contains a true and complete list of all of the Material Contracts. All of the Material Contracts set forth on Section 2.13.1 of the Company Disclosure Schedule are, and all of the Restructuring Contracts will be when entered into, valid, binding and enforceable in accordance with their respective terms and shall be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated hereby. Each Group Company, and in connection with the Internet Terminal and Related Business, each Retained Parent Group Company, has performed all obligations required to be performed by it under such Contracts and is not in default under or in breach of, nor in receipt of any claim of default or breach under, any Contract to which such Parent Group Company is subject; no event has occurred which it is foreseeable with the passage of time or the giving of notice or both could result in a default, breach or event of noncompliance by any Parent Group Company under any contract, agreement or instrument to which any Parent Group Company is subject in connection with the Internet Terminal and Related Business; no Group Company has a present expectation or intention of not fully performing all such obligations on a timely basis; the Parent has no knowledge of any breach or anticipated breach by the other parties to any contract, agreement, instrument or commitment to which any Parent Group Company is a party in connection with the Internet Terminal and Related Business; and no Parent Group Company is a party to any contract or commitment in connection with the Internet Terminal and Related Business that might reasonably be expected to have a Material Adverse Effect.

2.13.3    The Purchaser has been supplied with a true and correct copy of each of the written Material Contracts and an accurate written description of each of the oral Material Contracts that are referred to on Section 2.13.1 of the Company Disclosure Schedule, together with all amendments, waivers or other changes thereto, and the Purchaser will have been supplied with a true and correct copy of each of the Restructuring Contracts together with all amendments, waivers or other changes thereto before the Closing.

2.14             Intellectual Property Rights and IT Infrastructure.

2.14.1    Section 2.14.1 of the Company Disclosure Schedule contains a true, complete and correct list of all of the Intellectual Property Rights that are owned by any of the Parent Group Companies and used or held for use exclusively in the Internet Terminal and Related Business prior to the Restructuring (the “Acquired Intellectual Property Rights”), and that are: (i) patented or registered Intellectual Property Rights, (ii) pending patent applications and applications for registration of other Intellectual Property Rights, (iii) computer software material to the conduct of the business of the Parent Group Companies, (iv) trade or corporate names and Internet domain names, and (v) material unregistered trademarks and service marks.

2.14.2    The Group Companies (i) own all right, title and interest in and to, free and clear of all Encumbrances, all Acquired Intellectual Property Rights, and (ii) own all right, title and interest in and to, or have the valid and enforceable right to use pursuant to a license set forth on Section 2.13.1 of the Company Disclosure Schedule and the IP Licenses, free and clear of all Encumbrances, all Licensed Intellectual Property Rights used in or held for use or necessary to operate the Internet Terminal and Related Business of the Parent Group Companies as conducted prior to the Restructuring and as currently proposed to be conducted by the Group Companies after the Closing (together with the Acquired Intellectual Property Rights, collectively, the “Company Intellectual Property Rights”). The patented or registered Company Intellectual Property Rights owned by the Group Companies are valid, enforceable and subsisting and the patented or registered Company Intellectual Property Rights contemplated to be transferred to the Group Companies under the Restructuring will be valid, enforceable and subsisting after the completion of the transfer thereof, and no loss, other than by expiration of patents at the end of their respective statutory terms (but not as a result of any act or omission by any Parent Group Company), of any of the Company Intellectual Property Rights is threatened or pending. All commercially reasonable, customary or necessary action, including the payment of all fees and taxes (to the extent applicable), have been taken by the Parent Group Companies to maintain and protect the Intellectual Property Rights.

2.14.3    (i) There are no claims against any Group Company, or in connection with the Internet Terminal and Related Business, against any Retained Parent Group Company, that were either made within the past five years or are presently pending contesting the validity, use, enforceability, ownership or registrability of any of the Company Intellectual Property Rights owned by any Parent Group Company, and to the knowledge of the Parent, there is no reasonable basis for any such claim, (ii) no Group Company, and in connection with the Internet Terminal and Related Business, no Retained Parent Group Company, has infringed, misappropriated or otherwise conflicted with, and the operation of the business of any Group Company, and in connection with the Internet Terminal and Related Business, any Retained Parent Group Company, as currently conducted, does not infringe, misappropriate or otherwise conflict with, any Intellectual Property Rights of any other Persons and neither any Parent Group Company nor the Parent has any knowledge of any facts or circumstances that indicate a likelihood of the foregoing, (iii) neither any Parent Group Company nor the Parent has received any notices (including cease-and-desist letters or offers to license) alleging infringement or misappropriation of, or other conflict with, any Intellectual Property Rights of any other Person, and (iv) to the knowledge of the Parent, no other Person is infringing, misappropriating or otherwise conflicting with any of the Company Intellectual Property Rights. The transactions contemplated by this Agreement will not impair the right, title or interest of any Parent Group Company in and to the Company Intellectual Property Rights and the Company Systems in connection with the Internet Terminal and Related Business, and all of the Company Intellectual Property Rights and the Company Systems will be owned or available for use by the Parent Group Companies in connection with the Internet Terminal and Related Business immediately after the Closing on terms and conditions identical to those under which the Parent Group Companies owned or used the Company Intellectual Property Rights and the Company Systems immediately prior to the Closing. To the knowledge of the Parent, no current or former employee, consultant, director or officer of any Parent Group Company in connection with the Internet Terminal and Related Business has disclosed to any Third Party or otherwise used any confidential information of such Parent Group Company except in the course of their employment or engagement with such Parent Group Company and at the direction of such Parent Group Company.

2.14.4    The Group Companies own all right, title and interest in and to the Intellectual Property Rights authored, developed or otherwise created in connection with the Internet Terminal and Related Business by each current and former employee, consultant, director and officer of the Parent Group Companies in connection with their employment with the Parent Group Companies, without any restrictions or obligations owed to such employee, consultant, director or officer with respect to such Parent Group Company’s use or ownership of such Intellectual Property Rights. Without limiting the generality of the foregoing sentence, all author’s and moral rights in any such Intellectual Property Rights have been waived.

2.14.5    The company systems, including the software, firmware, hardware (whether for general or special purpose), networks and interfaces owned, leased or licensed by the Group Companies in the conduct of their respective businesses (collectively, the “Company Systems”) are sufficient for the needs of the business of the Group Companies as currently operated. (i) No source code for any proprietary software of any Parent Group Company included in the Company Intellectual Property Rights in connection with the Internet Terminal and Related Business (the “Company Software”) has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of a Parent Group Company, (ii) no Parent Group Company has a duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of a Parent Group Company, and (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could, individually or in the aggregate, reasonably be expected to result in the delivery, license, or disclosure of the source code for any Company Software to any Person who is not, as of the date of this Agreement, an employee of a Parent Group Company.

2.14.6    The Parent Group Companies are and have been in compliance with (i) all applicable data protection or privacy laws governing the collection or use of personal information and (ii) any privacy policies or related policies, programs or other notices that concern any Parent Group Company’s collection, processing or use of personal information, in each case in connection with the Internet Terminal and Related Business.

2.15             Government Licenses and Permits. Section 2.15 of the Company Disclosure Schedule contains a complete listing and summary description of all permits, licenses, franchises, certificates, approvals, registrations, accreditations and other authorizations of domestic and foreign governments or agencies or other similar rights owned, possessed or used by the Group Companies in the conduct of their business and the ownership of their properties in connection with the Internet Terminal and Related Business (collectively, the “Licenses”) and such Licenses are in full force and effect and contain no materially burdensome restrictions or conditions and will remain in full force and effect without such restrictions or conditions following the consummation of the transactions contemplated by this Agreement. Each Group Company owns or possesses all right, title and interest in and to all of the Licenses, and the Licenses constitute all permits, licenses, franchises, certificates, approvals, registrations, accreditations and other authorizations necessary for the conduct of the Internet Terminal and Related Business. No regulatory body is considering modifying, suspending or revoking any of the Licenses. Each Group Company is in compliance with the terms and conditions of the Licenses and has received no notices that it is in violation of any of the terms or conditions of such Licenses or alleging the failure to hold or obtain any permit, license, franchise, certificate, approval or authorization. Each Group Company has taken all necessary action to maintain valid such Licenses. No loss, termination, expiration or revocation of any License is pending or threatened, other than expiration in accordance with the terms thereof and all of such Licenses shall be owned or available for use by the Group Companies on substantially identical terms immediately following the Closing.

2.16             Litigation, etc. With respect to each Group Company, or with respect to each Retained Parent Group Company to the extent related to the Internet Terminal and Related Business: there are no actions, suits, claims, proceedings, orders or investigations (including, without limitation, any condemnation, expropriation or similar proceedings) (collectively, “Legal Proceedings”) pending or threatened against or affecting such Parent Group Company or any assets of such Parent Group Company (or pending or threatened against or affecting any of the officers, directors, members, partners, managers or employees of such Parent Group Company with respect to his, her or its business or proposed business activities), or pending or threatened by such Parent Group Company against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); no Parent Group Company is subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries; and there is no basis for any of the foregoing. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any employee of any Parent Group Company, the Parent Group Companies’ use in connection with their respective businesses of any information or techniques allegedly proprietary to any such employee’s former employers or such employee’s obligations under any agreements with former employers. The Group Companies are fully insured with respect to each of the matters set forth on Section 2.16 of the Company Disclosure Schedule. No Group Company or its assets are subject to any judgment, order or decree of any court or other governmental agency, and neither any Group Company nor the Parent has received any opinion or memorandum or legal advice from legal counsel to the effect that the any Group Company is exposed, from a legal standpoint, to any liability which may be material to any business of such Group Company.

2.17             Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon any Group Companies.

2.18             Insurance. Section 2.18 of the Company Disclosure Schedule contains a description of all insurance policies maintained by any Parent Group Company with respect to its properties, assets or business (including the name of the insurer, the policy number, and the period, amount and scope of coverage) in connection with the Internet Terminal and Related Business. Each such insurance policy (i) is legal, valid, binding and enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement. No Parent Group Company is in default with respect to its obligations under any insurance policy maintained by it in connection with the Internet Terminal and Related Business and has not been denied insurance coverage. Section 2.18 of the Company Disclosure Schedule also sets forth a list of all claims, if any, made by any Parent Group Company in connection with the Internet Terminal and Related Business during the past three years against an insurer in respect of coverage under an insurance policy and there have been neither denials of claims nor reservation of rights letters with regard to such claims. No Parent Group Company has any self-insurance or co-insurance programs in connection with the Internet Terminal and Related Business, and the reserves set forth in the Financial Statements are adequate to cover all of the Parent Group Companies’ anticipated liabilities with respect to any such self-insurance or co-insurance programs in connection with the Internet Terminal and Related Business.

2.19             Employees.

2.19.1    Section 2.19.1 of the Company Disclosure Schedule sets forth a true, complete and correct list of (i) all employees and contractors of each Group Company with the name of the employing company of each and the country in which the employee normally works, (ii) the position, date of hire, current annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), including any bonus, contingent or deferred compensation, and estimated or target annual incentive compensation of each such person, (iii) the total compensation for each executive and key employee during the fiscal year ended December 31, 2013, including any bonus, contingent or deferred compensation, (iv) a list of each of the directors of each Group Company, and (v) the current annual rate of compensation of each such director.

2.19.2    Neither any executive nor any key employee of any Group Company or any group of employees of any Group Company has any plans to terminate his or her employment with such Group Company.

2.19.3    Each Group Company has complied in all material respects with all laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social welfare benefits and the payment or withholding of payroll or similar taxes for employees, or any other applicable law or regulation concerning the employees of any Group Company); no Group Company has failed to contribute or make payment to pension insurance, occupational injury insurance, medical insurance, maternity insurance, unemployment insurance, the social insurance premiums, housing funds or other statutory welfare funds for the benefit of each of its employees in full and on time as required by applicable law, and neither any Group Company nor the Parent is aware of any present or threatened, or has ever experienced any historical, labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances).

2.19.4    Neither any Group Company nor any employee of any Group Company is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of any Group Company. Neither any Group Company nor the Parent has received any notice alleging that any violation of any such agreements has occurred. Section 2.19.4 of the Company Disclosure Schedule contains a correct and complete list of all employees and consultants of the any Group Company which have executed and delivered to the Group Company any (i) agreement providing for the nondisclosure by such Person of any confidential information of such Group Company or (ii) agreement providing for the assignment or license by such Person to such Group Company of any Company Intellectual Property Rights (an “Inventions Agreement”). No current employee or consultant of any Group Company has excluded works or inventions made prior to his or her employment with such Group Company from any Inventions Agreement between such Group Company and such Person.

2.20             Employee Benefits Matters.

2.20.1    Section 2.20.1 of the Company Disclosure Schedule sets forth an accurate and complete list of each employee benefit plan, program or arrangement at any time maintained, sponsored or contributed to by any Group Company. Each such item listed on Section 2.20.1 of the Company Disclosure Schedule is referred to herein as a “Plan” and collectively as the “Plans.”

2.20.2    There are no pending or threatened actions, suits, investigations or claims with respect to any Plan (other than routine claims for benefits) which could result in material liability to any Group Company.

2.20.3    Each of the Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance with their terms and in compliance with the applicable laws. With respect to each Plan, all required payments, premiums, contributions, distributions and reimbursements for all periods ending prior to or as of the Closing Date have been made or properly accrued.

2.20.4    Each Plan which is subject to health care continuation requirements has been administered in compliance with such requirements. No Plan provides medical or life or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) of any Group Company other than as required pursuant to applicable laws.

2.20.5    With respect to each Plan, the Parent or the Company has provided the Purchaser with true, complete and correct copies of (to the extent applicable) all documents pursuant to which the Plan is maintained, funded and administered (including the Plan and trust documents, any amendments thereto, the summary Plan descriptions and any insurance contracts or service provider agreements).

2.21             Compliance with Laws.

2.21.1    No Parent Group Company has violated any law, ordinance, code, rule or any governmental regulations, rules, circulars, notices or requirements relating to the operation of the Internet Terminal and Related Business and the maintenance and operation of its properties and assets in connection with the Internet Terminal and Related Business, and neither any Parent Group Company nor the Parent has received any notice of, and no claims have been filed, against any Parent Group Company alleging any such violation. No Parent Group Company has, in connection with the Internet Terminal and Related Business, sold, or facilitated the sale of, any products or goods that infringe any Person’s Intellectual Property Rights. The Inventories include no products or goods that infringe any person’s Intellectual Property Rights.

2.21.2    Neither any Parent Group Company nor any of its respective Affiliates, directors, officers, employees, or agents has taken any act that will cause the Purchaser or any of its Affiliates (including, after the Closing, the Company) to violate the applicable laws of the United States such as the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq (the “FCPA”) or any applicable anti-corruption law in connection with the Internet Terminal and Related Business. Without limiting the generality of the foregoing, neither any Parent Group Company nor any director, officer, agent, employee, or any other Person associated with or acting for or on behalf of the foregoing, has offered, paid, promised to pay, or authorized the payment of any money or corporate fraud, or offered, given a promise to give, or authorized the giving of anything of value, to any government official, to any political party or official thereof or to any candidate for political office for any unlawful contribution, gift, entertainment or other unlawful expenses relating to a political activity, or for the purpose of (i) (A) influencing any act or decision of such government official, political party, party official, or candidate in his or its official capacity, (B) inducing such government official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such government official, political party, party official or candidate, or (C) securing any improper advantage, or (ii) inducing such government official, political party, party official, or candidate to use his or its influence with any governmental authority to affect or influence any act or decision of such Government Entity, in order to assist such Person in obtaining or retaining business for or with, or directing business to any Parent Group Company, in each case in connection with the Internet Terminal and Related Business.

2.21.3    Neither any Parent Group Company nor any of its respective Affiliates, directors, officers, employees, representatives, or agents is currently a government official, officer, agent or employee of a non-U.S. government or government-owned enterprise (wholly or partially owned) or any agency, department or instrumentality thereof or political party or public international organization or a candidate for non-U.S. government or political office or is an agent, officer, or employee of any entity owned by a non-U.S. government (“Non-U.S. Official”). Further, as of the date of execution of this Agreement, no Non-U.S. Official or any agency, department, political party, public international organization, or instrumentality thereof is associated with, or presently owns an interest, whether direct or indirect, in any Parent Group Company or has any legal or beneficial interest in any such Person or the payments to be made by the Purchaser hereunder.

2.21.4    Neither any Parent Group Company nor any of its respective Affiliates, directors, officers, employees, representatives, or agents nor any person acting on behalf of any of the foregoing, has made a promise to make anything of value (“Payment”) in connection with the Internet Terminal and Related Business (i) to or for the use or benefit of any Non-U.S. Official; (ii) to any other person either for an advance or reimbursement, if it knows or has reason to know that any part of such Payment will be directly or indirectly given or paid by such other person, or will reimburse such other person for Payments previously made, to any Non-U.S. Official; or (iii) to any other person or entity, the payment of which would violate, or implicate any of the Purchaser or its Affiliates in the violation of, the laws or regulations of the United States or any other Government Entity having jurisdiction over the activities being carried out by the Purchaser.

2.21.5    Each Group Company has effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of applicable anti-corruption laws have been and will be prevented, detected and deterred.

2.21.6    No Parent Group Company (nor the Parent on behalf of any Parent Group Company) has at any time made any payments for political contributions or made any bribes, kickback payments or other illegal payments in connection with the Internet Terminal and Related Business.

2.21.7    No part of the funds used by any Parent Group Company or its Affiliates in connection with the Internet Terminal and Related Business have been or will be, directly or indirectly derived from, or related to, any activity that contravenes domestic or applicable international laws and regulations, including anti money laundering laws and regulations, or would cause the Purchaser or any of its Affiliates (including, after the Closing, the Company) to be in violation of any anti-money laundering or other laws in any jurisdiction, including the United States. No payment by any of the parties hereunder (whether pursuant to their indemnification obligations or otherwise) shall cause the Purchaser or any of its Affiliates (including, after the Closing, the Company) to be in violation of any anti money laundering laws and regulations of the PRC, the United States or any other relevant jurisdiction applicable to its business or operations.

2.22             Affiliate Transactions.

2.22.1    Except those between the members of the Group Companies, none of any employee, officer or director or Affiliate of the Group Companies, or the Parent, or any Person in the Family Group of any of the foregoing (each, a “Company Affiliate”) (i) is a party to any agreement, contract, commitment, arrangement, or transaction with any Group Company or that pertains to the business of the Group Companies other than any employment, non-competition, confidentiality or other similar agreements between any Group Company and any Person who is an officer, director or employee of the Group Companies (each, an “Affiliate Agreement”); or (ii) owns, leases, licenses or has any economic or other interest in any asset, tangible or intangible, that is used by any Group Company in carrying out its business (together with the Affiliate Agreements, collectively the “Affiliate Transactions”).

2.22.2    As of the Closing, except those between the members of the Group Companies, there will be no outstanding or unsatisfied obligations of any kind (including inter-company accounts, notes, guarantees, loans, or advances) between any Group Company, on the one hand, and a Company Affiliate on the other hand, except to the extent arising out of the post-Closing performance of an Affiliate Agreement that is in writing and is set forth on Section 2.22.2 of the Company Disclosure Schedule (and a true, complete and correct copy of which has been provided to the Purchaser). With respect to any Affiliate Agreement set forth on Section 2.22.2 of the Company Disclosure Schedule, (i) the terms and conditions of any such Affiliate Agreement are no less favorable to any Group Company than could have been obtained from an unrelated Third Party, and (ii) such Affiliate Agreement was negotiated and entered into on an arms-length, commercially reasonable basis.

2.23             Suppliers and Customers. Section 2.23 of the Company Disclosure Schedule accurately sets forth a list of the top ten suppliers, vendors or service providers and the top ten customers of the Parent Group Companies in connection with the Internet Terminal and Related Business by U.S. dollar or RMB (or other applicable currency) volume for the past twelve months ending September 30, 2014, showing the approximate total purchases from each such supplier, vendor or service provider and the approximate total revenues from each such customer. No material supplier, vendor or service provider of any Group Company (including, without limitation, any supplier, vendor or service provider referenced above) has given notice to the Parent or any Group Company that it intends to stop or materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, paying any commissions to such Group Company or supplying materials, products or services to such Group Company (whether as a result of the transactions contemplated by this Agreement or otherwise). No material customer of any Group Company (including, without limitation, any customer referenced above) has given the Parent or any Group Company notice that it intends to stop or materially decrease the rate of, buying services, materials or products from such Group Company (whether as a result of the transactions contemplated by this Agreement or otherwise). To the knowledge of the Parent, the consummation by each Group Company of the transactions contemplated by this Agreement will not adversely affect the relationship of the Group Companies with any of such customers and suppliers.

2.24             Officers and Directors; Bank Accounts. Section 2.24 of the Company Disclosure Schedule lists all officers and directors of the Group Companies and all bank accounts of the Group Companies (designating each authorized signatory and the level of each signatory’s authorization).

2.25             Product and Media Liability. (i) The products, content and other services sold, distributed or otherwise provided by the Parent Group Companies in connection with the Internet Terminal and Related Business have complied with and are in compliance with, in all material respects, all applicable (A) laws (including laws related to copyrights, libel, slander and defamation), (B) industry and self-regulatory organization standards, and (C) contractual commitments and all express or implied warranties; and (ii) there are not, and there have not been, any material defects or deficiencies in any such products, content or services that could reasonably be expected to result in a claim or claims against the Parent Group Companies related to the foregoing. No Parent Group Company has any liability with respect to each such matter set forth thereon and is covered by applicable insurance coverage with respect thereto.

2.26             Privacy and Security.

2.26.1    Without limiting the generality of Section 2.21.1, each Parent Group Company (i) has taken commercially reasonable steps to prevent the violation by any Parent Group Company of the rights of any person or entity with respect to Personally Identifiable Information provided under applicable laws, including PRC, U.S. and state laws, rules and regulations, including all rights respecting (x) privacy generally, (y) the obtaining, storing, using or transmitting of Personally Identifiable Information of any type, whether via electronic means or otherwise, and (z) spyware and adware (clauses (x)-(z), including, without limitation, as “Privacy Rights”) and (ii) complies with applicable governing industry standards and such Parent Group Company’s policy in effect as of the date hereof, in case case in connection with the Internet Terminal and Related Business. For purposes of this Agreement, the term “Personally Identifiable Information” means data in control of any Parent Group Company that would enable such Group Company to identify or locate a particular person, including but not limited to name, address, telephone number, electronic mail address, personal identification number, social security number, bank account number or credit card number; provided, however, that data shall not be Personally Identifiable Information for purposes of this Agreement if no Group Company (x) intentionally collects or intentionally receives any such data or (y) actually uses any such data to identify the identity or location of, or identify or locate, a particular person as a result of any receipt of such data.

2.26.2    Each Parent Group Company: (i) takes commercially reasonable steps to protect the confidentiality, integrity and security of their software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper access, modification, transmittal or use; and (ii) does not use in connection with the provision of their products or services or intentionally collect or intentionally receive any of the following types of Personally Identifiable Information about individuals (other than personnel records for their own employees maintained in the Ordinary Course and in compliance with all applicable laws): social security numbers or credit card numbers, in each case in connection with the Internet Terminal and Related Business.

2.27             Disclosure. Neither this Agreement nor any of the exhibits, schedules, attachments, written statements, documents, certificates or other items prepared and supplied to the Purchaser by or on behalf of the Parent with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make any statement contained herein or therein not misleading. There is no fact which the Parent has not disclosed to the Purchaser in writing and of which any of the Parent or the Parent Group Company in connection with the Internet Terminal and Related Business or their respective officers, directors or executive employees is aware, which has had or could reasonably be expected to have a Material Adverse Effect.

2.28             Maintenance of Relationship. The Parent, whether on its, his or her behalf or otherwise, has not taken any action which was designed or intended or could reasonably have been expected to have the effect of discouraging any distributors, customers, suppliers, vendors, service providers, lessors, licensors, employees or other business associates from maintaining the same business relationships with any Group Company after the Restructuring or after the Closing as were maintained with any relevant Parent Group Company in connection with the Internet Terminal and Related Business prior to the Restructuring.

Article III

Representations and Warranties
Regarding the Purchaser

As a material inducement to the Parent to enter into this Agreement and to sell the Acquired Shares to the Purchaser in accordance with the terms hereof, the Purchaser hereby represents and warrants that:

3.1  Organization; Power and Authority. The Purchaser is a company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands. The Purchaser possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

3.2  Authorization; No Breach. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which the Purchaser is a party have been duly authorized by the Purchaser. This Agreement constitutes, and each of the other agreements contemplated hereby to which the Purchaser is a party, when executed and delivered in accordance with the terms thereof, will constitute, a valid and binding obligation of the Purchaser, enforceable in accordance with its terms. The execution and delivery by the Purchaser of this Agreement does not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in the creation of any Lien upon the Purchaser’s assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the organizational documents of the Purchaser, or any law, statute, rule or regulation to which the Purchaser is subject, or any agreement, instrument, order, judgment or decree to which the Purchaser is subject.

3.3  Litigation. There are no Legal Proceedings pending or, to the best of the Purchaser’s knowledge, threatened against or affecting the Purchaser, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the Purchaser’s performance under this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

3.4  Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Purchaser. The Purchaser shall pay, and hold the Parent harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim.

Article IV

Survival; Indemnification

4.1  Survival of Representations and Warranties.  All of the representations and warranties set forth in this Agreement or in any writing delivered by the Purchaser, the Company or the Parent in connection with this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (regardless of any investigation, inquiry or examination made by or on behalf of, or any knowledge of, or the acceptance of any certificate or opinion by or on behalf of, any Party).

4.2  Indemnification.

4.2.1        Indemnification Obligations of the Company and the Parent.

(a)                Subject to the limitations set forth in Section 4.2.2 and Section 4.2.3, each of the Company and the Parent shall indemnify the Purchaser and its Affiliates, and each of their respective officers, directors, employees, agents, representatives, successors and assigns (each an “Indemnitee”), and save and hold each of them harmless from and against, and pay on behalf of or reimburse any Indemnitee as and when incurred for, all Losses which any Indemnitee may suffer, sustain or become subject to as a result of any breach of any representation or warranty made by the Parent and the Company in Article II of this Agreement or in any related schedule or exhibit attached to this Agreement (determined in each case without giving effect to any “knowledge,” “material” or “Material Adverse Effect” qualifiers, or qualifiers of similar import, therein, and without regard to any disclosures made pursuant to Section 5.6 to the extent such disclosures relate to events, facts or circumstances occurring or existing prior to the date hereof);

(b)               The Company and the Parent shall, jointly and severally, indemnify the Indemnitees, and save and hold each of them harmless from and against, and pay on behalf of or reimburse any Indemnitee as and when incurred for, all Losses which any Indemnitee may suffer, sustain or become subject to as a result of:

(i)	any nonfulfillment or breach of any covenant, agreement or other provision by or in respect of the Parent and/or the Company under this Agreement;

(ii)	any Acquisition Proposal made prior to the Closing Date by any Person other than the Purchaser;

(iii)	any PRC Taxes imposed on the Purchaser or any of its Affiliates (including, after the Closing, the Group Companies) as a result of the Restructuring as contemplated by this Agreement; and

(iv)	(1) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries (A) for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date, or (B) in respect of or attributable to transactions or events occurring, or contracts or agreements entered into, on or prior to the Closing Date, whether such Taxes arise before or after the Closing Date, (2) any successor or transferee liability or other secondary or other non-primary liability for Taxes imposed on the Purchaser, any of its Affiliates, or any of the Group Companies), as a result of transactions or events occurring, or contracts or agreements entered into by the Parent or any Parent Group Company (including under the Restructuring), on or prior to the Closing Date, or as a result of any Group Company being part of or owned by, or ceasing to be part of or owned by, an affiliated, combined, consolidated, unitary or other similar group prior to the Closing, or (3) any Taxes imposed on the Purchaser, any of its Affiliates or any of the Group Companies (including, after the Closing, the Group Companies) as a result of or in connection with the failure of the Parent to file any Tax Return or other report required by Tax law with respect thereto.

4.2.2        Survival Date. The Parent and the Company will not be liable with respect to any claim made pursuant to Section 4.2.1(a) above for the breach of any representation or warranty contained in Article II of this Agreement unless written notice of a possible claim for indemnification with respect to such breach is given by an Indemnitee to the Parent:

(a)                on or before the date which is ninety days after the expiration of the applicable statute of limitations (including any extension or waivers thereof) with respect to claims arising under Section 2.12 (Tax Matters), Sections 2.14.1 through 2.14.4 (Intellectual Property Right) or Section 2.21 (Compliance with Laws, but excluding Section 2.21.1); and

(b)               on or before the date which is two years after the Closing with respect to claims arising under any other sections of Article II (such date as set forth in clause (a) or (b) of this Section 4.2.2, as applicable, with respect to each applicable Section of Article II is referred to herein as its “Survival Date”);

it being understood that, subject to the limitations set forth in Section 4.2.3 below, so long as written notice is given on or prior to the applicable Survival Date with respect to any claim, the Company and the Parent shall be required to jointly and severally indemnify the Indemnitees for all Losses that the Indemnitees may suffer with respect to such claim through the date of the claim, the end of the survival period and beyond.

4.2.3        Limitations. With respect to any claim for indemnification being made by an Indemnitee pursuant to Section 4.2.1(a) (a “Limited Representation and Warranty Claim”), neither the Parent or the Company shall have any obligation to indemnify any Indemnitee from and against any Losses by reason of any such breach (or alleged breach) unless the Indemnitees collectively have suffered Losses by reason of all breaches (or alleged breaches) in excess of US$1 million (the “Deductible”), in which case the Parent and the Company shall be jointly and severally liable for all amounts related to such Loss(es) (including the amounts otherwise constituting the Deductible). The aggregate amount of all payments made by the Parent and the Company, collectively, in satisfaction of claims made by Indemnitees under this Agreement for Losses arising from Limited Representation and Warranty Claims shall not exceed an amount equal to 100% of the Subscription Price (the “Cap”). Notwithstanding the foregoing or anything else to the contrary contained herein, the limitations on indemnification set forth in this Agreement (including, without limitation, the limitations set forth in this Section 4.2.3) shall not apply to any claim based on fraud or willful misconduct of the Parent.

4.2.4        Indemnification Obligations of the Purchaser. The Purchaser shall indemnify and hold harmless the Company from and against all Losses which the Company may suffer, sustain or become subject to as the result of (i) any breach of any representation or warranty made by the Purchaser in this Agreement or (ii) any breach of any covenant made by or in respect of the Purchaser under this Agreement. The Purchaser will not be liable with respect to any claim for breach of any representation or warranty of the Purchaser contained in this Agreement unless written notice of a possible claim with respect to such breach is given by the Parent to the Purchaser on or before the ninetieth day following the Closing Date.

4.2.5        Defense of Claims. If any Party seeks indemnification under this Section 4.2 (the “Indemnified Party”), such Party shall give written notice (an “Indemnification Notice”) to the other applicable Party (it being understood that the Purchaser need only deliver notice to the Parent) (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim.

(a)                Claims Between the Purchaser and the Parent. Following the delivering of any Indemnification Notice by any Party, the applicable Parties shall meet in person or via teleconference as soon as reasonably practicable following delivery of an Indemnification Notice in order to resolve or settle such claim (if it relates to a claim for money damages). If the applicable Parties are unable to resolve or settle such claim for money damages within ten Business Days (unless an extension is agreed to in writing between the Parent and the Purchaser), then the claim shall be determined as set forth in Section 10.1.

(b)               Third-Party Claims. If any Legal Proceeding shall be brought or asserted by any third party (a “Third Party Proceeding”) which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 4.2, the Indemnified Party shall within thirty days notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and attaching a copy of any summons, complaint or other pleading served upon the Indemnified Party; provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have materially harmed the Indemnifying Party. The Indemnifying Party may, in its discretion and at its sole expense, elect to assume and control the defense of such Third Party Proceeding, provided that:

(i)	the Indemnifying Party must consult with the Indemnified Party with respect to the handling of such Third Party Proceeding and the Indemnifying Party must employ counsel satisfactory to the Indemnified Party;

(ii)	the Indemnifying Party must (A) furnish the Indemnified Party with evidence to the Indemnified Party’s satisfaction that the Indemnifying Party is and will be able to satisfy any such liability and (B) agree in writing to be fully responsible for all Losses relating to such claims and provide full indemnification to the Indemnified Party for all Losses relating to such claim;

(iii)	the Indemnifying Party must not settle, compromise or cease to defend any claim or action without the express written consent of the Indemnified Party, which consent may be withheld for any reason or no reason, if (A) pursuant to or as a result of such settlement, compromise or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party, (B) if settlement, compromise or cessation does not expressly and unconditionally release the Indemnified Party from all Losses with respect to such Third Party Claim, with prejudice, or (C) such settlement, compromise or cessation would involve any admission of liability, responsibility, culpability or guilt on the part of the Indemnified Party or which has any collateral estoppel effect on the Indemnified Party;

(iv)	the Indemnifying Party shall not be entitled to assume control of any Third Party Proceeding and shall pay the fees and expenses of counsel retained by the Indemnified Party if (A) the Third Party Proceeding relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the claim seeks non-monetary or other injunctive or equitable relief against the Indemnified Party, (C) the claim relates to the Intellectual Property Rights of the Indemnified Party, (D) the claim involves a claim to which the Indemnified Party reasonably believes would be materially detrimental to or materially injure the Indemnified Party’s reputation or customer or supplier relations, (E) is one in which the Indemnifying Party is also a party and joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, or (F) involves a claim which, upon petition by the Indemnified Party, the appropriate court, arbitration or other body determines that the Indemnifying Party failed or is failing to vigorously prosecute or defend. With respect to the actions, lawsuits, investigations, proceedings and other claims that are the subject of this Section 4.2.5(b)(iv), the Indemnifying Party shall have the right to retain its own counsel (but the expenses of such counsel shall be at the expense of the Indemnifying Party) and participate therein, and no Indemnifying Party shall be liable for any settlement of any such action, proceeding or claim without its written consent (which consent shall not be unreasonably withheld); and

(v)	in the event any Third Party Proceeding shall be brought or asserted which, if adversely determined, would not entitle the Indemnified Party to full indemnity pursuant to this Section 4.2, by reason of the Deductible or the Cap or otherwise, the Indemnified Party may elect to participate in a joint defense of such Third Party Proceeding (a “Joint Defense Proceeding”), the Indemnifying Party shall pay for the expenses of such joint defense and the employment of counsel shall be satisfactory to the Indemnified Party.

If the Indemnifying Party is permitted to assume and control the defense of a Third Party Proceeding and elects to do so, it shall provide notice thereof to the Indemnified Party within thirty days after the Indemnified Party has given notice of the matter. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed to assume the defense and employ counsel, or (iii) the Legal Proceeding is a Joint Defense Proceeding. Notwithstanding anything to the contrary above, this Section 4.2.5 shall not apply to any claim or action relating to Taxes.

4.2.6        Payments. Any payment pursuant to a claim for indemnification shall be made by wire transfer or delivery of other immediately available funds to the account(s) designated by the Indemnified Party(ies) no later than thirty days after receipt by the Indemnifying Party(ies) of written notice from the Indemnified Party(ies) stating the amount of the claim, unless the claim is subject to defense as provided in Section 4.2.5 above, in which case payment shall be made not later than five days after the amount of the claim is finally determined. Any payment required under this Section 4.2 which is not made when due shall bear interest at the maximum allowable rate permitted by applicable usury laws (not to exceed 18%). Interest on any such unpaid amount shall be compounded monthly, computed on the basis of a 360-day year and shall be payable on demand. In addition, such Party shall reimburse the other Party for any and all costs or expenses of any nature or kind whatsoever (including but not limited to all attorneys’ fees) incurred in seeking to collect such Losses. All payments and related calculations of amounts due therefor of any amounts by any Person pursuant to this Article IV shall, unless otherwise agreed to by the Purchaser and the Parent in writing, be made in U.S. dollars based on U.S. dollar/RMB exchange rate as of the applicable payment date.

4.2.7        Other Indemnification Provisions. The Parent hereby agrees that it will not make any claim for indemnification against any Group Company or any Affiliate of any Group Company by reason of the fact that the Parent or any Affiliate of the Parent was a shareholder, director, officer, employee or agent of any such entity or is or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses or expenses) with respect to any action, suit, proceeding, complaint, claim or demand brought by an Indemnitee against the Parent (if such action, suit, proceeding, complaint, claim or demand arises under this Agreement). The Parent hereby acknowledges that it will have no claims or right to contribution or indemnity from any Group Company with respect to amounts paid by the Parent pursuant to this Section 4.2.

4.2.8        Adjustment For Tax Purposes. All payments made pursuant to this Section 4.2 shall be treated as an adjustment to the Subscription Price for Tax purposes unless otherwise required by applicable laws.

4.3  Remedies.  The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy that any Party may have with respect to a breach of the provisions hereof, any other agreement or contract or the transactions contemplated by this Agreement. The Parties have and retain all other rights and remedies existing in their favor at law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement.

Article V

Pre-Closing Covenants and Agreements

5.1  Conduct of Business.

5.1.1        Except as set forth on Section 5.1.1 of the Company Disclosure Schedule and unless otherwise consented to in writing by the Purchaser after the date of this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Parent shall cause each Group Company to, and the Company shall and shall cause each other Group Company to, conduct the business of the Group in the Ordinary Course and use reasonable best efforts to keep available the services of the Group Companies’ present employees and salespersons and preserve the goodwill, reputation and present relationships of the Group with suppliers, customers, licensors, landlords and others having business relations with the Group Companies. Without limiting the generality of the foregoing, the Parent shall cause each Group Company to, and the Company shall and shall cause each other Group Company to:

(a)                maintain the books and records of any Group Company in accordance with good business practice;

(b)               pay expenses and payables, continue to make capital commitments and/or expenditures, bill customers, collect receivables, purchase inventory and replace inoperable, worn out or obsolete assets with assets of comparable quality, in each case in the Ordinary Course;

(c)                comply in all material respects with all laws applicable to the Group Companies and to the conduct of the business of the Group Companies and perform in all material respects all the obligations of the Group Companies without default; and

(d)               maintain the Leased Real Property, including all of the Improvements thereon, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted.

5.1.2        Except as set forth on Section 5.1.2 of the Company Disclosure Schedule or consented to in writing by the Purchaser after the date of this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company shall not, and shall not permit any other Group Company to, and the Parent shall cause each Group Company not to:

(a)                amend the organizational documents of any Group Company;

(b)               authorize for issuance, issue, sell, pledge, encumber or deliver or agree or commit to issues, sell, pledge, encumber or deliver any equity interests or shares of capital stock of any Group Company, or issue any securities convertible into, exchangeable for or representing a right to purchase or receive, or not enter into any contract with respect to the issuance of, equity interests or shares of capital stock of any Group Company;

(c)                materially change the accounting methods, principles or practices or any depreciation or amortization policies or rates of any Group Company;

(d)               delay, postpone or cancel the payment of any accounts payable or any other liability relating to any Group Company, agree or negotiate with any party to the extend the payment date of any accounts payable or accelerate the collection of any accounts or notes receivable of any Group Company or otherwise change any of its cash management practices;

(e)                (i) enter into any new line of business, or incur or commit to incur any capital expenditures, obligations or liabilities in connection therewith, or (ii) abandon or discontinue any existing lines of business;

(f)                split, combine or reclassify any of its equity interests or shares of its capital stock; declare, set aside or pay any equity dividend or other equity distribution in respect of its capital stock; or redeem or otherwise acquire any of its securities;

(g)                (i) incur any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person other than to a Group Company in the Ordinary Course;

(h)               transfer, assign, lease, sell, license, abandon or otherwise dispose of any material asset, except for cash and inventory in the Ordinary Course or as provided for in this Agreement or by the transactions contemplated hereby;

(i)                 mortgage, pledge or subject to any material Lien or security interest (other than Permitted Liens) any material asset;

(j)                 (i) increase in any manner the salaries, bonuses or other compensation and benefits of, or enter into any new bonus (including any change in control or transaction bonus arrangement), stock or equity interest option, profit sharing, equity or incentive agreement or arrangement with, any of its employees, contractors, officers, directors, stockholders or other service providers of such Group Company, (ii) except as required by written agreements that have been disclosed to the Purchaser, pay or agree to pay any additional pension, retirement allowance, termination or severance pay, bonus or other employee benefit to any such employee, whether past or present, (iii) enter into any new employment, severance, bonus, consulting, retention, retirement, equity or other compensation agreement with any of its existing employees, officers, directors, stockholders or other service providers of such Group Company, except for agreements for newly hired employees in the Ordinary Course with an annual base salary and incentive compensation opportunity not to exceed US$100,000, (iv) except to the extent required to comply with applicable laws, amend or enter into a new employee benefit plan or amend or enter into any new, or increase any benefits under or renew, amend or terminate any existing employee benefit plan or benefit arrangement or any collective bargaining agreement, (v) grant or announce the issuance of a compensatory equity award, (vi) implement any employee layoffs or (vii) hire any new employees, unless such hiring is in the Ordinary Course and is with respect to employees having an annual base salary and incentive compensation opportunity not to exceed US$100,000;

(k)               communicate with employees of any Group Company regarding the compensation, benefits or other treatment that they will receive in connection with the transactions contemplated by this Agreement, unless any such communications are consistent with prior directives or documentation provided to such Group Company by the Purchaser (in which case, such Group Company shall provide the Purchaser with prior notice of and the opportunity to review and comment upon any such communications);

(l)                 enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property or demolish or remove any of the existing Improvements, or erect new improvements on the Leased Real Property or any portion thereof;

(m)             undertake any action or fail to take any action that could, individually or in the aggregate, reasonably be expected to result in the loss, lapse or abandonment of any Company Intellectual Property Rights;

(n)               suffer any damage, destruction or casualty loss exceeding US$200,000 in the aggregate, whether or not covered by insurance, or experience any material changes in the amount and scope of insurance coverage;

(o)               settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) involving the payment of, or an agreement to pay over time in cash, notes or other property, in the aggregate, an amount exceeding US$200,000;

(p)               (i) enter into any agreement or transaction that if entered into prior to the date hereof would be required to be set forth on Section 2.13.1 of the Company Disclosure Schedule, including any transaction involving any merger, consolidation, joint venture, partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring, or a purchase, sale, lease, license, assignment, transfer or other acquisition or disposition of any assets or capital stock, or (ii) amend, modify, renew or terminate any Material Contract;

(q)               undertake any action or fail to take any action that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(r)                 make, change or revoke any Tax election, change an Tax annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle, compromise, concede or abandon any Tax claim or assessment relating to any Group Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Group Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax; and

(s)                agree or commit to agree to take any action not permitted to be taken pursuant to this Section 5.1.

5.2  Further Assurances. Subject to the terms of this Agreement, each party hereto shall use its commercially reasonable efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Article VI).

5.3  Notices and Consents. The Group Companies shall give any required notices to Third Parties, and shall use their commercially reasonable efforts to obtain all consents set forth on Section 5.3 of the Company Disclosure Schedule (including incurring any reasonable costs and expenses associated therewith).

5.4  Delivery of Monthly Financial Statements. The Parent shall deliver to the Purchaser copies of the interim monthly and year-to-date consolidated financial statements of the Group Companies as soon as reasonably practicable (and in any event, within thirty days) following the end of each monthly accounting period between the date of hereof and the Closing Date. Such financial statements shall include income statements and balance sheets.

5.5  Access.. The Parent and each Group Company shall permit representatives of the Purchaser (including legal counsel and accountants) to have full access during normal business hours to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Group Companies.

5.6  Notification of Certain Matters. Between the date hereof and the earlier of the termination of this Agreement and the Closing Date, the Purchaser and the Parent shall give each other prompt notice in writing of: (i) the occurrence, or failure to occur, of any event which occurrence or failure could, individually or in the aggregate, reasonable be expected to cause any of such party’s representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect; (ii) the failure by such party to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement; (iii) any change, event or circumstance that has had, or could, individually or in the aggregate, reasonably be expected to have (A) a Material Adverse Effect or (B) a material adverse effect on such party’s ability to consummate the transactions contemplated by this Agreement in a timely manner; or (iv) any actions, suits, claims, investigations, audits or proceedings commenced or, to the knowledge of such party, threatened against the notifying party or otherwise affecting the notifying party, which relate to the consummation of the transactions contemplated by this Agreement; provided that no disclosure by any party pursuant to this Section 5.6 shall be deemed to amend or supplement the disclosure schedules attached to this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, or to limit or otherwise affect the remedies of any other party.

5.7  Exclusivity. The Parent agrees that, until the earlier to occur of the Closing Date and such time as this Agreement has terminated in accordance with Article VII, neither any Group Company nor the Parent shall, or shall permit, as applicable, its equityholders, employees, officers, directors, advisors, agents or Affiliates to: (i) encourage, initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer (a “Proposal”) by a Third Party (other than the Purchaser or any other person the Purchaser designates) regarding (A) the sale of all or any material assets of any Group Company (other than the sale of inventory in the Ordinary Course) or (B) any sale of equity or debt securities, merger, consolidation, public offering, recapitalization, refinancing or other similar transaction involving any Group Company (the actions referred to in clauses (A) and (B) above, each a “Competing Transaction”), or (ii) provide any non-public financial or other confidential or proprietary information regarding any Group Company (including any materials containing the Purchaser’s or its Affiliates’ proposal and any other financial information, projections or proposals regarding any Group Company) to any Person (other than to the Purchaser or its representatives and agents and any other Person the Purchaser designates), or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to result in, a Competing Transaction. Each of the Group Companies and the Parent and their respective officers, directors, members, employees, agents or advisors shall immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions or negotiations with any other Person with respect to a Competing Transaction. Furthermore, the Parent shall immediately notify the Purchaser if they or any of their or any Group Company’s officers, directors, members, employees, agents or advisors receives after the date hereof any indications of interest, requests for information or offers in respect of a Proposal, and such party shall communicate to the Purchaser in reasonable detail the terms of any such indication, request or proposal (including the identity of such Third Party), and provide the Purchaser with copies of all written communications relating to any such indication, request or proposal.

Article VI
Closing Conditions

6.1  Conditions Precedent to Each Party’s Obligations. The obligations of the Purchaser and the Company under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction or waiver (if permitted by applicable laws and, in any event, in each party’s sole discretion), at or prior to the Closing, of all of the following conditions:

6.1.1        Injunction. There shall be no effective injunction, writ or preliminary restraining order of any nature issued by a Government Entity of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated as provided in this Agreement.

6.1.2        Legal Prohibition. No law, judgment or order shall have been enacted, promulgated, entered or enforced by any court or Government Entity which would prohibit, materially restrict, impact or delay implementation of the transactions contemplated under this Agreement.

6.1.3        Government Entity Consents. All consents, authorizations, waivers or approvals of any Government Entity as may be required to be obtained in connection with the execution, delivery or performance of this Agreement, the failure to obtain of which would prevent the legal and valid consummation of the transactions contemplated hereby, shall have been obtained.

6.1.4        Transaction Documents. Each of the Transaction Documents (excluding the Restated Articles) shall have been executed and delivered by each party thereto before or at the Closing; and the Restated Articles shall have been duly adopted by shareholders the Company in a form reasonably satisfactory to both the Purchaser and the Parent before or at the Closing.

6.1.5        Parent Shareholder Approval. The Parent shall have obtained its shareholders’ approval of the transactions contemplated under this Agreement and under the Shareholders Agreement pursuant to applicable laws and regulations.

6.2  Additional Conditions Precedent to Obligations of the Purchaser. The obligations of the Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing by the Purchaser:

6.2.1        Accuracy of Representations and Warranties; Performance of Covenants. The representations and warranties of the Parent and the Company set forth in Article II shall be true and correct in all material respects (disregarding for these purposes all qualifications and exceptions contained therein regarding materiality or Material Adverse Effect) on the Closing Date as if made on and as of the date hereof (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct as of such other date or time). Each of the Group Companies and the Parent shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing.

6.2.2        No Material Adverse Effect. No fact, event or circumstance shall have occurred which has had or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and no material change in any relevant laws, regulations or policies in any of the jurisdictions or sectors in which any Group Company does business (whether coming into effect prior to, on or after the Closing Date) shall have occurred that could reasonably be expected to materially and adversely affect any Group Company.

6.2.3        Closing Certificate. The Purchaser shall have received at the Closing a certificate dated as of the Closing Date and validly executed by a director of the Company on behalf of the Company, certifying the fulfillment of the conditions set forth in Section 6.2.1 and Section 6.2.2.

6.2.4        Consents and Approvals. The Parent and the Company shall have made all filings and shall have obtained all permits, authorizations, consents and approvals required to be obtained by the Group Companies and/or the Parent to consummate the transactions contemplated by this Agreement as set forth on Section 2.15 and Section 5.3 of the Company Disclosure Schedule and shall have delivered true, complete and correct copies of such to the Purchaser.

6.2.5        Corporate Procedures. The Company and the Parent shall have duly attended to and carried out all corporate procedures that are required under the laws of its place of incorporation or establishment to effect its execution, delivery and performance of each Transaction Document to which it is a party and the transactions contemplated thereby, and shall have provided true, complete and correct copies of all relevant resolutions (and all attachments thereto) from such procedures to the Purchaser.

6.2.6        Good Standing Certificates. Each Group Company shall have delivered to the Purchaser evidence to the satisfaction of the Purchaser that each Group Company is validly existing and in good standing.

6.2.7        Consummation of Restructuring. The Restructuring shall have been consummated in such manner and on such terms satisfactory to the Purchaser, and in particular, the Restructuring shall have been consummated in manners and on terms such that no Group Company shall owe any amount to the Parent or any other Retained Parent Group Companies or owes any liabilities as of Closing.

6.2.8        Completion of Due Diligence. The Purchaser shall have completed its business, technical, legal and financial due diligence review to its satisfaction within three (3) months after the shareholders of the Parent approve the transactions contemplated under this Agreement (or such longer period as the Purchaser and the Parent may otherwise agree).

6.2.9        Register of Members. The Company shall have delivered to the Purchaser a copy of the register of members of the Company, certified by a duly authorized director of the board of directors or the registered office provider or share registrar of the Company to be true, complete and correct copies thereof, and reflecting the Purchaser holding 45% of all of the issued and outstanding Company Shares at the Closing.

6.2.10    Register of Directors. The Company shall have delivered to the Purchaser a copy of the register of directors of the Company, certified by a duly authorized director of the board of directors or the registered office provider of the Company to be true, complete and correct copies thereof, and reflecting two individuals nominated by the Purchaser being elected as members of the board of directors of the Company at the Closing.

6.2.11    Legal Opinions. The Purchaser shall have received legal opinions from the Company’s PRC legal counsel and Cayman Islands legal counsel, each dated as of the Closing Date, in form and substance satisfactory to the Purchaser.

6.2.12    Business Cooperation Agreements. The Purchaser and the Parent shall have entered into the following agreements:

(a) a pre-installment agreement;

(b) a promotion agreement; and

(c) an OEM agreement.

6.3  Additional Conditions Precedent to Obligations of the Company and the Parent. The obligations of the Company and the Parent under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing by the Company:

6.3.1        Accuracy of Representations and Warranties; Performance of Covenants. The representations and warranties of the Purchaser set forth in Article III shall be true and correct (disregarding for these purposes all qualifications and exceptions contained therein regarding materiality) on the Closing Date as if made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct as of such other date or time), except in the case of this clause where the failure of such representations and warranties to be so true and correct has not prevented or materially delayed the ability of the Purchaser to effect the Closing and to consummate the transactions contemplated by this Agreement. The Purchaser shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing.

6.3.2        Closing Certificate. The Company shall have received at the Closing a certificate dated as of the Closing Date and validly executed by a director or officer of the Purchaser, certifying the fulfillment of the conditions set forth in Section 6.3.1.

Article VII
Termination

7.1  Terminations. This Agreement may be terminated at any time prior to the Closing:

7.1.1        by the Purchaser or the Parent in writing and without liability of any Party on account of such termination (provided that the terminating party is not otherwise in material default or material breach of this Agreement), if the Closing shall not have occurred on or before September 30, 2015;

7.1.2        by the Purchaser, if the Parent or the Company materially breaches any of his, her or its representations, warranties or covenants contained herein such that the conditions set forth in Section 6.2.1 would not be satisfied, without liability of the Purchaser on account of such termination (provided that (i) the Purchaser is not otherwise in material default or material breach of this Agreement and (ii) if such breach is curable by such breaching Person, the Purchaser may not terminate this Agreement under this Section 7.1.2 unless such breach remains uncured for ten Business Days after written notice of such breach is given to the Parent by the Purchaser);

7.1.3        by the Company or the Parent, if the Purchaser materially breaches any of its representations, warranties or covenants contained herein such that the conditions set forth in Section 6.3.1 would not be satisfied, without liability of any Group Company or Parent on account of such termination (provided that (i) none of the Company and the Parent is otherwise in material default or material breach of this Agreement and (ii) if such breach is curable by such breaching Person, the Company and the Parent may not terminate this Agreement under this Section 7.1.3 unless such breach remains uncured for ten Business Days after written notice of such breach is given to the Purchaser by any of the Company and the Parent); or

7.1.4        by the Purchaser if a fact, event or circumstance has occurred which has had a Material Adverse Effect.

7.2  Effect of Termination. If any party terminates this Agreement pursuant to, and in accordance with, Section 7.1, this Agreement shall forthwith become void and of no further force and effect, except for provisions of Section 4.2 (Indemnification), Section 4.3 (Remedies), Section 8.1 (Press Release and Announcements), Section 8.5 (Expenses), Article X (Miscellaneous), and this Section 7.2 which shall survive such termination indefinitely, provided that nothing in Section 7.1 or this Section 7.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

Article VIII
Additional Agreements

8.1  Press Releases and Announcements. Except as otherwise required by applicable laws and regulations (including the rules of relevant stock exchange), press releases related to this Agreement or the transactions contemplated hereby, or other announcements to the employees, customers, suppliers, vendors or service providers of the Company will be issued solely by the Purchaser or its Affiliates. Notwithstanding the foregoing, in the event that the Parent or the Company is required by applicable laws and regulations (including the rules of relevant stock exchange) to issue a press release or otherwise make an announcement related to the foregoing, the Parent or the Company shall notify the Purchaser in advance and provide the Purchase with the opportunity to review such press release or announcement and shall limit the disclosure therein to that required by applicable laws (except to the extent otherwise agreed by the Purchaser).

8.2  Further Actions. Each Party will execute and deliver such documents and take such additional actions as it is required to effect, consummate, confirm and/or evidence the issuance of the Acquired Shares to the Purchaser and any other transactions contemplated hereby.

8.3  Maintenance of Relationships. The Parent shall, and shall cause its Affiliates and any Retained Parent Group Company to, refrain from taking any action which is designed or intended or could reasonably be expected to have the effect of discouraging any customers, suppliers, vendors, service providers, lessors, licensors or other business associates from maintaining the same business relationships with the Company after the Closing as were maintained with the Company prior to and as of the date of this Agreement.

8.4  Confidentiality.

8.4.1        Each Party undertakes to the other Parties that it shall not reveal, and that it shall use its commercially reasonable efforts to procure that its respective directors, equity interest holders, officers, employees, agents, counsel and advisors (collectively, “Representatives”) who are in receipt of any Confidential Information do not reveal, to any third party any Confidential Information without the prior written consent of the Company or the concerned Party, as the case may be. The term “Confidential Information” as used in this Section 8.4 means (a) any information concerning the organization, structure or business of any Party; (b) the terms of this Agreement and the terms of any of the other Transaction Documents, and the identities of the Parties and their respective Affiliates; and (c) any other information or material prepared by a Party or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information.

8.4.2        The provisions of Section 8.4.1 shall not apply to:

(a)                disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of its/his/her Representatives in violation of this Agreement;

(b)               disclosure by a Party to a Representative or an Affiliate, provided that such Representative or Affiliate (i) is under a similar obligation of confidentiality or (ii) is otherwise under a binding professional obligation of confidentiality;

(c)                disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange on which the shares of a Party or its Affiliate are listed or by applicable laws or governmental regulations or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; provided that no prior notice to any Party shall be required to be given under this Section 8.4.2(c) with respect to any dispute arising out of or relating to a Transaction Document; or

8.5  Expenses. Except as otherwise specifically provided herein, each Party hereto shall pay all of its own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (whether consummated or not).

8.6  Waivers of Breaches. The Parent hereby unconditionally and irrevocably waives, and shall procure all Affiliates of the Parent to waive, any and all past and present breach and defaults by, or any past or present claim they may have against, the Company or any other Group Company under any transactions or dealings between any Group Company on one side and the Parent or any Affiliate of the Parent on the other side.

8.7  Restructuring and IP Licenses. The Parent and the Company undertake to complete the Restructuring as soon as possible and in any event before September 30, 2015. Effective upon the Closing and for so long as the Parent or any other Retained Parent Group Company holds, directly or indirectly, any Shares or other equity securities of the Company or any other Group Company, each of the Parent and other Retained Parent Group Companies hereby grants, and the Parent shall cause each other Retained Parent Group Company to grant, a non-exclusive, non-terminable, transferable (as set forth in this Section 8.7 below), royalty-free, fully paid-up license (collectively, the “IP Licenses”) to the Company and other Group Companies in the Territory, under any and all Licensed Intellectual Property, including, without limitation, the right to use, make, have made, improve upon, sell, offer for sale, market, distribute, import and export products and services under the Licensed Intellectual Property; provided that, with respect to any Licensed Intellectual Property that is owned by a person other than the Parent Group Companies and which any Retained Group Company shall pay a royalty to use in accordance with the license from the owner, the Group Companies may be required to pay a royalty for such Licensed Intellectual Property to such Retained Group Company or the owner, as the case may be, at an effective rate no higher than that under the original license from the owner and otherwise on terms and conditions no less favorable than those enjoyed by such Retained Group Company under the original license from the owner. The Parent shall not, and shall cause all Retained Parent Group Companies not to, under any circumstances (including, without limitation, in the event of any material breach of the IP Licenses by the Company or any other Group Company), take any action to terminate the IP Licenses or prevent or restrict the use of any Licensed Intellectual Property by any Group Company under the IP Licenses, provided that the Parent or any other Retained Parent Group Company holds, directly or indirectly, any Shares or other equity securities of the Company or any other Group Company. The Company may assign and transfer its rights and obligations under the IP Licenses to: (i) any Group Company, or (ii) an acquirer of all or substantially all of the assets to which the IP Licenses relate. The Parent shall, and shall cause all other Retained Parent Group Companies to: (i) obtain all consents and approvals from any third party that may be necessary for the Parent or the other Retained Parent Group Companies to grant the IP Licenses, and (ii) appropriately file, prosecute, maintain, enforce and protect the Licensed Intellectual Property owned by any Parent Group Company. The Parent and the Company shall execute such documents and take such actions as may be necessary or reasonably requested by the other Party to give effect to the IP Licenses.

Article IX

Definitions; Cross-References to Other Defined Terms

9.1  Definitions.

When used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means any proposal or offer to acquire all or a substantial part of the business or properties of the Company or any Share Capital of any Group Company, whether by merger, tender offer, exchange offer, sale of assets or similar transaction involving the Company, divisions or operating or principal business units.

“Acquired Assets” means all properties and assets, whether tangible or intangible, that are acquired by the Group Companies under the Restructuring.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means any affiliated, combined, consolidated, unitary or other similar group that has filed a consolidated return for income Tax purposes for a period during which any Group Company was a member.

“Applicable Exchange Rate” means the central parity rate for the exchange of US$ into RMB published by the People's Bank of China or its authorized agency on the third Business Day prior to the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Hong Kong, Cayman Island or the PRC are required or authorized by law or executive order to be closed or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time.

“Cash” means all cash, cash equivalents and marketable securities classified as a current asset on the Company’s balance sheet.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contract” means any agreement, contract or other binding obligation.

“dollar” or “dollars” or “US$” means the lawful currency of the United States of America, unless otherwise specified.

“Encumbrances” means any Lien, voting agreement, voting trust, proxy, option, right of purchase, right of first refusal, right of first offer, restriction on transfer or any other similar arrangement or restriction of any kind whatsoever, including any restriction on transfer of other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, receipt of income or exercise of any other attribute of ownership.

“Family Group” means, with respect to any natural person, such person’s spouse, parents and siblings, and each of their respective descendants (whether natural or adopted) and any trust or other entity (including a corporation, partnership or limited liability Companies) formed solely for the benefit of such person and/or such person’s spouse, parents, siblings and/or their respective descendants (whether natural or adopted).

“Government Entity” means any nation, any state, province or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over any Group Company.

“Group Companies” means the Company and its direct or indirect Subsidiaries (unless otherwise required by the context, any reference to any “Group Company” or “Group Companies” include a reference to the assets and liabilities acquired and assumed by such Group Company or Group Companies in the Restructuring).

“HKFRs” means Hong Kong Financial Reporting Standards.

“HKSE” means The Stock Exchange of Hong Kong Limited.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indebtedness” means at a particular time, without duplication, any indebtedness of the Group Companies (i) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) evidenced by any note, bond, debenture or other debt security, (iii) for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due), (iv) arising from any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) arising from any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) secured by a Lien on a Person's assets, (viii) arising from any fees or expenses payable or incurred by or on behalf of any Group Company (including bonuses, phantom equity payments or similar arrangements) in connection with, or in furtherance of, the transactions contemplated by this Agreement (regardless of whether any additional event or occurrence, in addition to the consummation of the transactions contemplated hereby, is required to give rise to such payment obligations), and (ix) arising from accrued interest to and including the Closing Date in respect of any of the obligations described in the foregoing clauses (i) through (viii) of this definition and all premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of such obligations which will be paid or prepaid at the Closing.

“Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) internet domain names and web sites, (viii) other intellectual property rights, (ix) registrations and applications for any of the foregoing, and (x) copies and tangible embodiments thereof (in whatever form or medium).

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, shares, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“knowledge” and “aware” and any other term of similar import means, with respect to any Person, the actual knowledge of such Person and the knowledge that such Person could be reasonably expected to have after making a reasonable inquiry and exercising reasonable diligence with respect to the particular matter in question.

“Latest Balance Sheet Date” means June 30, 2014.

“Licensed Intellectual Property” means all Intellectual Property Rights (i) owned by or licensed to the Parent or any other Retained Parent Group Company as of the date hereof or hereafter, and (ii) (A) used or held for use by any Parent Group Company in connection with the Internet Terminal Product and Related Business prior to the Restructuring or (B) necessary for the operation of the Internet Terminal Product and Related Business as conducted by the Parent Group Companies prior to the Restructuring and as currently proposed to be conducted by the Group Companies after the Closing, but excluding any Intellectual Property Rights that are transferred by the Parent or any other Retained Parent Group Company to any Group Company as part of the Restructuring.

“laws” means all civil and common law, statute, subordinate legislation, treaty, rule, regulation, directive, decision, by-law, ordinance, circular, code, order, notice, demand, decree, injunction, resolution or judgment of any Government Entity.

“Lien” or “Liens” means any mortgage, pledge, security interest, encumbrance, lien, limitation, condition, or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any of its Affiliates, any filing or agreement to file a financing statement as debtor under any statute other than to reflect ownership by a third party of property leased to the Company or any of its Affiliates under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

“Listing Vehicle” means the Company or another entity that directly or indirectly owns or carries on all or substantially all of the business or assets of the Company and its Subsidiaries and the equity securities of which are or are intended to be listed on a stock exchange.

“Loss” or “Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, diminutions in value, expenses and fees (including, without limitation, arbitral tribunal costs and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means any event, fact, circumstance or condition that has had or could reasonably be expected to have a material adverse effect upon the business, operations, financial condition, operating results, earnings, assets, customer, supplier, employee or sales representative relations, or business prospects, whether individually or in the aggregate, in each case of any Group Company.

“Ordinary Course” means the ordinary course of business consistent with past custom and practice.

“Parent Group Companies” means the Parent and its direct and indirect Subsidiaries, including the Group Companies.

“Permitted Liens” means (i) Tax Liens with respect to Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with US GAAP or PRC GAAP; (ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations; (iii) interests or title of a lessor under any of the Leases; (iv) mechanics’, materialmen’s or contractors’ Liens or encumbrances or any similar Lien or restriction for amounts not yet due and payable; and (v) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of such Person or detracting from the value of the assets of such Person.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“PRC” means the People’s Republic of China.

“PRC GAAP” means the PRC generally accepted accounting principles.

“Restated Articles” means the Amended and Restated Memorandum and Articles of Association of the Company to be adopted at the Closing in a form reasonably satisfactory to both the Parent and the Purchaser.

“Restructuring” means (i) the transfer of the assets (including but not limited to Intellectual Property Rights) and business owned or controlled by the Retained Parent Group Companies in connection with the Internet Terminal and Related Business to the Company or its relevant Subsidiaries, (ii) the termination of employment of the relevant employees by the Parent or its Subsidiaries, and (iii) such employees entering into employment relationship with the Company or its relevant Subsidiaries, in each case as set forth and described in the Restructuring Schedule.

“Restructuring Contracts” means Contracts to be entered into in connection with or in relation to the Restructuring (including all amendments, waivers or other changes thereto) on forms satisfactory to the Purchaser.

“Restructuring Schedule” means the restructuring schedule delivered by or on behalf of the Parent to the Purchaser on the date of this Agreement setting forth the assets, business, employees and Contracts to be transferred to the Company in the Restructuring.

“Retained Parent Group Companies” means the Parent Group Companies other than the Group Companies.

“RMB” means Renminbi, the lawful currency of the PRC.

“Share Capital” means (i) in the case of a corporation, any and all share capital, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of share capital, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (v) in any case, any right to acquire any of the foregoing.

“Shareholders Agreement” means the shareholders agreement to be entered into by and among the Company, the Parent and the Purchaser on or before the Closing.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, 50% or more of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of members of the board of directors or similar body governing the affairs of such entity, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, 50% or more of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a 50% or more ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated 50% or more of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. With respect to the Company, the Parent or the Purchaser, a Subsidiary shall include any corporation, partnership, limited liability company, association or other business entity that the Company consolidates in its consolidated financial statements as a variable interest entity in accordance with US GAAP.

“Tax” and “Taxes” means, with respect to any Group Company, any (i) PRC (including any subdivision, municipality, province or locality of the PRC or any agency thereof) or other non-PRC taxes, charges, fees, levies, deficiencies or other similar assessments or liabilities (including, without limitation, income, receipts, ad valorem, premium, value added, excise, severance, property (whether real or personal property, or whether tangible or intangible property), sales, use, occupation, windfall profits, service, service use, stamp, transfer, transfer gains, licensing, withholding, employment, unemployment, payroll, share, customs duties, profits, license, lease, insurance, social security (or similar), capital, franchise, surplus, alternative or add-on minimum, estimated franchise or any other taxes, charges, fees, levies, deficiencies or other similar assessments or liabilities of any kind whatsoever), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto; (ii) liability for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person. For the avoidance of doubt, “Tax” and “Taxes” includes any “Tax” and “Taxes” payable, suffered or incurred as a result of the “base cost”, “investment cost” or “tax basis” in any asset (including shares of any other interest in any Group Company) being reduced or suffering a reduction or being a smaller amount that would have otherwise been the case as a result of (x) the failure of any Parent to file any Tax Return or other report in respect of Taxes or (y) pay Tax on the disposal by it of any shares or any other interest in any person as contemplated by this Agreement.

“Tax Returns” means any payments, returns, renditions, declarations, reports, claims or filings for refund or payment, and any informational returns or statements or other documents filed or paid or required to be filed or paid with a taxing authority in connection with the determination, assessment or collection of Tax or the administration of any laws, regulations or administrative requirements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereto.

“Territory” means any territory in the world in which any of the Group Companies may conduct the Internet Terminal Product and Related Business after the Closing.

“Third Party” means any Person other than a party to this Agreement.

“Transaction Documents” means this Agreement, the Restated Articles, the Shareholders Agreement, and any other agreement contemplated by this Agreement.

“United States” or “US” or “U.S.” means the United States of America.

“US GAAP” means the US generally accepted accounting principles.

9.2  Cross-References.

The following terms are defined in the following Sections of this Agreement:

Term	Section

Acquired Intellectual Property Rights	Section 2.14.1
Acquired Shares	Recitals
Affiliate Agreement	Section 2.22.1
Affiliate Transaction	Section 2.22.1
Agreement	Preface
Audited Financial Statements	Section 2.5
Cap	Section 4.2.3
Closing	Section 1.2.1
Closing Date	Section 1.2.1
Company	Preface
Company Affiliate	Section 2.22.1
Company Disclosure Schedule	Article II
Company Intellectual Property Rights	Section 2.14.2
Company Shares	Recitals
Company Software	Section 2.14.5
Company Systems	Section 2.14.5
Competing Transaction	Section 5.7
Confidential Information	Section 8.4.1
Deductible	Section 4.2.3
Financial Statements	Section 2.5
HKIAC	Section 10.1
Improvements	Section 2.11.4
Indemnification Notice	Section 4.2.5
Indemnified Party	Section 4.2.5
Indemnifying Party	Section 4.2.5
Indemnitee	Section 4.2.1
Internet Terminal and Related Business	Recitals
Inventions Agreement	Section 2.19.4
Inventories	Section 2.10.2
Joint Defense Proceeding	Section 4.2.5
Lease/Leases	Section 2.11.1
Leased Real Property	Section 2.11.1
Legal Proceedings	Section 2.16
Licenses	Section 2.15
IP Licenses	Section 8.7
Limited Representation and Warranty Claim	Section 4.2.3
Management Accounts	Section 2.5
Material Contracts	Section 2.13.1
Non-U.S. Official	Section 2.21.3
Parent	Preface
Party/Parties	Preface
Payment	Section 2.21.4
Personally Identifiable Information	Section 2.26.1
Plan/Plans	Section 2.20
Privacy Rights	Section 2.26.1
Proposal	Section 5.7
Purchaser	Preface
Representatives	Section 8.4.1
Subscription Price	Section 1.1
Survival Date	Section 4.2.2
Third Party Proceeding	Section 4.2.5
Transferred Assets	Section 2.10.1

Article X

Miscellaneous

10.1             Arbitration. All disputes, actions and proceedings arising out of or relating to this Agreement shall be referred to and finally resolved by arbitration in Hong Kong under the UNCITRAL Arbitration Rules in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement which rules are deemed to be incorporated by reference in this Section 10.1. The place of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be one arbitrator agreed to by the Parent and the Purchaser, and if they cannot so agree on such arbitrator within five Business Days of the commencement of the notice of arbitration proceedings, three arbitrators shall be appointed. In such case, two of the arbitrators shall be nominated by the Parent and the Purchaser, respectively, and if either of them shall abstain from nominating its arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator, provided that if such two arbitrators shall fail to choose a third arbitrator within thirty days after such two arbitrators have been selected, the HKIAC, upon the request of either the Parent or the Purchaser, shall appoint a third arbitrator. The third arbitrator shall be the presiding arbitrator. The arbitration shall be conducted in private. Each Party agrees that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the Parties otherwise agree in writing. The arbitral award is final and binding upon all Parties.

10.2             Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended only with the written consent of the Parties. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

10.3             Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the Parties shall bind and inure to the benefit of the successors and assigns of the respective Parties whether so expressed or not. The Purchaser may assign its rights and obligations under this Agreement (including its right to indemnification) at its sole discretion, in whole or in part, to a wholly owned Subsidiary, to one or more of its Affiliates, to any subsequent purchaser of the Purchaser or any material portion of its assets (whether such sale is structured as a sale of shares, a sale of assets, a merger or otherwise) and, for collateral security purposes, to any lender providing financing to the Purchaser and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Parent or the Company, without the prior written consent of the Purchaser, or by the Purchaser (except as otherwise provided in this Section 10.3) without the prior written consent of the Parent and the Company.

10.4             Counterparts. This Agreement may be executed simultaneously in counterparts (including by means of facsimiled signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same Agreement.

10.5             Descriptive Headings; Interpretation. The descriptive headings of this Agreement and the table of contents are inserted for convenience only and do not constitute a substantive part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

10.6             Governing law. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, Hong Kong law.

10.7             Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) one day after being sent to the recipient by reputable overnight courier service (charges prepaid), five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iv) sent by facsimile to the recipient if sent before 5:00 p.m. Hong Kong time on a Business Day. Such notices, demands and other communications shall be sent to the Purchaser, the Parent and the Company at the addresses indicated below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party:

To the Purchaser:

Tech Time Development Limited

c/o Qihoo 360 Technology Co. Ltd.
Building 2, Block 6, Jiuxianqiao Road,
Chaoyang District, Beijing, PRC 100015
Facsimile No.: +86-10-5682-2000

with copies (which shall not constitute notice) to:

Kirkland & Ellis
26/F Gloucester Tower, The Landmark
15 Queen’s Road Central, Central
Hong Kong
Facsimile No.: +852-3761-3301
Attn: Mr. David Zhang and Mr. Frank Sun

To the Parent:

Coolpad Group Limited

Room 1902, Mass Mutual Tower

38 Gloucester Road, Wanchai

Hong Kong

Attn: Mr. JIANG Chao

with copies (which shall not constitute notice) to:

DLA Piper Hong Kong

17th Floor, Edinburgh Tower,

The Landmark, 15 Queen's Road Central

Hong Kong

Attn: Mr. Mike Suen and Mr. David Cheng

To the Company:

Coolpad Information Harbor 2 Mengxi Road, High-tech Industry Park (North), Nanshan Dist., Shenzhen, PRC 518057

Attn: Mr. JIANG Cha

Facsimile No.: +86-755-83439004

with a copy (which shall not constitute notice) to:

DLA Piper Hong Kong

17th Floor, Edinburgh Tower,

The Landmark

15 Queen's Road

Central, Hong Kong

Attn: Mr. Mike Suen and Mr. David Cheng

10.8             No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements contemplated hereby. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.9             Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede any prior understanding, agreements or representations by or between the Parties, written or oral, which may relate to the subject matter hereof in any way.

10.10         Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable laws, but if any provision of this Agreement or the application of any such provision to any Person or circumstance is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10.11         No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties, the Indemnitees and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties, the Indemnitees and such permitted successors and assigns, any legal or equitable rights hereunder.

10.12         Schedules. Nothing in the Company Disclosure Schedule shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or such other item itself. No exceptions to any representations or warranties disclosed in the corresponding section of the Company Disclosure Schedule shall constitute an exception to any other representations or warranties made in this Agreement unless a specific cross-reference is made therein to such other representations or warranties or it is reasonably apparent that such exception applies to such other representations or warranties. All schedules and exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if fully set forth herein.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Share Subscription Agreement on the date first written above.

THE PURCHASER:

TECH TIME DEVELOPMENT LIMITED

By:	/s/ Xiangdong Qi

Name:	Xiangdong Qi

Title:	Authorized Representative

THE PARENT:

COOLPAD GROUP LIMITED

By:	/s/ Chao Jiang

Name:	Chao Jiang

Title:	Executive Director & Chief Financial Officer

THE COMPANY:

COOLPAD E-COMMERCE INC.

By:	/s/ Chao Jiang

Name:	Chao Jiang

Title:	Director

Signature Page to Share subscription Agreement

Exhibit A

Capitalization Table

Immediately Prior to the Closing

Shareholder	Number of Shares	Percentage
Coolpad Group limited	1,100	100%

Immediately After the Closing

Shareholder	Number of Shares	Percentage
Coolpad Group limited	1,100	55%
Tech Time Development Limited	900	45%
Total	2,000	100%